UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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STRATTEC SECURITY CORPORATION

(Name of Registrant as Specified in Its Charter)

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STRATTEC SECURITY CORPORATION

3333 WEST GOOD HOPE ROAD

MILWAUKEE, WISCONSIN 53209

Notice of Annual Meeting of Shareholders

to be held on October 11, 2016

The Annual Meeting of Shareholders (the “Annual Meeting”) of STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the “Corporation” or “STRATTEC”), will be held at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, on Tuesday, October 11, 2016, at 8:00 a.m. local time, for the following purposes:

1. To elect one director to serve for a three-year term.

2. To approve a non-binding advisory proposal on executive compensation.

3. To take action with respect to any other matters that may be properly brought before the Annual Meeting and that might be considered by the shareholders of a Wisconsin corporation at their annual meeting.

By order of the Board of Directors

PATRICK J. HANSEN,
Secretary

Milwaukee, Wisconsin

September 8, 2016

Shareholders of record at the close of business on August 24, 2016 are entitled to vote at the Annual Meeting. Your vote is important to ensure that a majority of our stock is represented. Whether or not you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you later find that you may be present at the Annual Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the Annual Meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares.

ii

STRATTEC SECURITY CORPORATION

3333 WEST GOOD HOPE ROAD

MILWAUKEE, WISCONSIN 53209

Proxy Statement for the 2016 Annual Meeting of Shareholders

to be Held on October 11, 2016

Important Notice Regarding the Availability of Proxy Materials for the

2016 Annual Meeting of Shareholders to be held on October 11, 2016:

This Proxy Statement and the Accompanying Annual Report

are Available at www.strattec.com

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of STRATTEC SECURITY CORPORATION of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of STRATTEC (the “Annual Meeting”) to be held at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, on Tuesday, October 11, 2016, at 8:00 a.m., local time, and any adjournments thereof. Only shareholders of record at the close of business on August 24, 2016 will be entitled to notice of and to vote at the Annual Meeting. There will be no presentation regarding our operations at the Annual Meeting. The only matters to be discussed are the matters set forth in this Proxy Statement for the 2016 Annual Meeting of Shareholders and such other matters as are properly presented at the Annual Meeting.

Our principal executive offices are located at 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. It is expected that our Annual Report to Shareholders, this Proxy Statement and the accompanying form of Proxy will be mailed, furnished or otherwise made available to shareholders on or about September 8, 2016.

GENERAL INFORMATION

Proxies and Voting Procedures

The shares represented by each valid proxy received in time will be voted at the Annual Meeting and, if a choice is specified in the proxy, it will be voted in accordance with that specification. If you submit a proxy without providing voting instructions, the shares represented by that proxy will be voted “For”:

•	election to the Board of Directors of the one nominee named on the accompanying proxy; and

•	approval of a non-binding advisory proposal on executive compensation.

If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. As of the date of printing of this Proxy Statement, we do not know of any other matters that are to be presented at the Annual Meeting other than (1) the election of the sole nominee director and (2) the non-binding advisory proposal on executive compensation.

Shareholders may revoke proxies at any time to the extent they have not been exercised by giving us written notice or by delivering a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a record shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy. The cost of solicitation of proxies will be borne by STRATTEC. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the Annual Meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares. Solicitation will be made primarily by use of the mail; provided, however, some solicitation may be made by our management employees, without payment of any additional compensation, by telephone, by facsimile, by email or in person.

Shareholders Entitled to Vote

Only shareholders of record at the close of business on August 24, 2016 will be entitled to notice of and to vote at the Annual Meeting. On the record date, we had outstanding 3,665,717 shares of our common stock, $0.01 par value per share (the “Common Stock”), entitled to one vote per share.

Quorum; Required Vote

A majority of the votes entitled to be cast at the Annual Meeting, represented either in person or by proxy, shall constitute a quorum with respect to the meeting. Under Wisconsin law and our Bylaws, the vote required for approval of the matters specified in the Notice of the Annual Meeting is as follows:

•	A plurality of votes cast is required for the election of directors. This means that the one director nominee with the most votes received will be elected.

•	Approval of the non-binding advisory proposal on executive compensation requires the number of properly cast votes in favor of this proposal to exceed the number of properly cast votes against this proposal.

•	Approval of any other matter that may properly be presented at the Annual Meeting will require the number of properly cast votes in favor of such matter to exceed the number of properly cast votes against such matter.

Abstentions and broker nonvotes (i.e., shares held by brokers in “street name,” voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement but will not count toward the determination of whether the director is elected or whether such other matters noted above are approved. The Inspector of Election appointed by our Board of Directors will count the votes and ballots.

PROPOSAL 1:

ELECTION OF A DIRECTOR

The proxies appointed in the accompanied form of proxy are expected to vote for the election of the sole nominee noted in the following table to serve as a director of STRATTEC. Our Board of Directors is divided into three classes, with the term of office of each class ending in successive years. One director is to be elected at the Annual Meeting to serve for a term of three years expiring in 2019 and four directors will continue to serve for the terms designated in the table shown below. As indicated below, the individual nominated by our Board of Directors for election at the Annual Meeting is an incumbent director. The table below also provides brief biographies of each of our incumbent directors, including the nominee director for this year’s Annual Meeting. We anticipate that the nominee listed in this Proxy Statement will be a candidate when the election is held. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for the nominee director, proxies will be voted for a substitute nominee selected by the proxy holders (except where a proxy withholds authority with respect to the election of directors).

Director Qualifications

The following table provides information as of the date of this Proxy Statement about the nominee for election to our Board of Directors at the Annual Meeting and about each of our incumbent directors who are continuing as directors of STRATTEC after the Annual Meeting. The information presented includes information each nominee or director has given us about his age, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. Our Nominating and Corporate Governance Committee regularly evaluates the mix of experience, qualifications, attributes and skills of our directors using a matrix of areas that the Committee considers important for our business. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee to the conclusion that the nominee should serve as a director of STRATTEC, our Nominating and Corporate Governance Committee also considered the qualifications and criteria described below under “Corporate Governance Matters — Director Nominations” with the objective of creating a complementary mix of directors.

Board of Directors Recommendation

The Board of Directors recommends that shareholders vote FOR the election of Frank J. Krejci, as a director of STRATTEC, for a three year term expiring in 2019.

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since
Nominee for election at the Annual Meeting (Class of 2019):
FRANK J. KREJCI	66	1995

President and Chief Executive Officer of STRATTEC since September 1, 2012. President and Chief Operating Officer of STRATTEC from January 1, 2010 until August 31, 2012. President of Wisconsin Furniture, LLC (d/b/a The Custom Shoppe, a manufacturer of custom furniture) from June 1996 until December 31, 2009.

Mr. Krejci is the sitting chief executive officer of STRATTEC and has gained extensive experience and skills through his activities as an executive of STRATTEC for the past number of years. His experience includes strategic planning, financial oversight, compensation matters, organizational development, mergers and acquisitions and manufacturing and engineering in related industries. This business experience led to the conclusion that he should serve as a director of STRATTEC.

Incumbent Directors (Class of 2017):
DAVID R. ZIMMER	70	2006

Retired managing partner and co-founder of Stonebridge Equity LLC (d/b/a Stonebridge Business Partners, a provider of consulting services and financing strategies primarily to automotive-related manufacturing businesses seeking to develop and complement growth plans, strategic partnerships with foreign companies and merger and acquisition strategies). Director and chairman of the Audit and Compensation Committees and a member of the Nominating and Corporate Governance and Finance Committees of Twin Disc Inc. Director and chairman of the Audit Committee and a member of the Nominating and Corporate Governance and Compensation Committees of Detrex Corporation.

Mr. Zimmer is a former chief executive officer of a public company and a chief financial officer of a subsidiary of a public company. His skill sets include strategic planning, financial oversight, compensation matters and organizational development. His career includes working several years in the automotive industry, international business in complex manufacturing related industries, as well as mergers and acquisitions experience. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since
MICHAEL J. KOSS	62	1995

President and Chief Executive Officer of Koss Corporation (a manufacturer and marketer of high fidelity stereophones for the international consumer electronics market) since 1989. Director and Chairman of the Board of Koss Corporation.

Mr. Koss is a sitting chief executive officer of a public company. His experience includes strategic planning, financial oversight, compensation matters and organizational development. Moreover, his career includes extensive experience in the electronics industry, international business and highly engineered products. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.

Incumbent Directors (Class of 2018):
HAROLD M. STRATTON II	68	1994

Chairman of the Board of Directors of STRATTEC since February 1999 (Non-Executive Chairman since September 2012). Chief Executive Officer of STRATTEC from February 1999 until August 31, 2012. President of STRATTEC from October 2004 to December 31, 2009. President and Chief Executive Officer of STRATTEC from February 1995 to February 1999. Director and Chairman of the Pension Committee and a member of the Audit and Nominating and Corporate Governance Committees of Twin Disc Inc.

Mr. Stratton has gained extensive experience and skills through his activities as an executive of STRATTEC and its predecessor for a period of over 25 years ending in 2012, including experience related to strategic planning, operations, corporate communication and sales and marketing. As a result, Mr. Stratton has obtained a deep knowledge and understanding of our business, industry and strategies, all of which led to the conclusion that he should serve as a director of STRATTEC.

THOMAS W. FLORSHEIM, JR.	58	2012

Chairman of the Board and Chief Executive Officer of the Weyco Group, Inc. since 2002. Prior to that, Mr. Florsheim was President and Chief Executive Officer of the Weyco Group, Inc. from 1999 to 2002, President and Chief Operating Officer from 1996 to 1999, and Vice President from 1988 to 1996. Chairman and a director of Weyco Group, Inc.

Mr. Florsheim is a chairman and chief executive officer of a public company. His skill sets include experience in mergers and acquisitions,

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since

financial oversight, compensation matters and organizational development. His career in the consumer goods industry has exposed him to manufacturing, marketing and engineering solutions on a global basis. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.

DIRECTORS’ MEETINGS AND COMMITTEES

Meetings and Director Attendance

Our Board of Directors held five meetings in fiscal 2016, and all of our nominees and incumbent directors attended 100% of the meetings of our Board of Directors and the committees of the Board on which they served at the time of such meeting.

Executive sessions, or meetings of outside (non-management) directors without management present, are held regularly for a general discussion of relevant subjects. In fiscal 2016, the non-employee directors met in executive session five times.

The committees of our Board of Directors consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The chart below identifies the members of each of these committees as of the date of this Proxy Statement, along with the number of meetings held by each Committee during fiscal 2016:

	Audit	Compensation	Nominating and Corporate Governance
Number of Meetings	2	2	2
Name of Director:
Thomas W. Florsheim, Jr.	X	X	X*
Michael J. Koss	X	X*	X
David R. Zimmer	X*	X	X

X = committee member; * = committee chairman

Audit Committee

The Audit Committee is responsible for assisting our Board of Directors with oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent auditor’s qualifications and independence; (4) the performance of our internal accounting function and the independent auditors; and (5) the review of the scope and adequacy of our internal accounting controls. In addition, the chairman of the Audit Committee participates in quarterly meetings with members of our management and our outside auditors to review our quarterly earnings releases and quarterly financial statements prior to their issuance or filing with the Securities and Exchange Commission. Our Audit Committee has the direct authority and responsibility to appoint, replace, compensate, oversee and retain the independent auditors, and is an “audit committee” for purposes of Section  3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee, in addition to such other duties as may be specified by our Board of Directors: (1) oversees and reviews the compensation and benefits of our executive officers (including determining the compensation of our Chief Executive Officer); (2) makes appropriate recommendations to our Board of Directors with respect to our incentive compensation plans and equity-based plans; (3) administers our incentive compensation plans and equity-based plans in accordance with the responsibilities assigned to the Committee under any and all such plans, including under our Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers and our Amended and Restated Stock Incentive Plan; and (4) reviews and makes recommendations to our Board of Directors with respect to the compensation of our non-employee directors, including under our Amended Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, in addition to such other duties as may be specified by our Board of Directors, is responsible for assisting our Board of Directors by: (1) identifying individuals qualified to become members of our Board of Directors and its committees; (2) recommending guidelines and criteria to the Board of Directors to determine the qualifications of potential directors; (3) making recommendations to the Board of Directors concerning the size and composition of the Board and its committees; (4) recommending to our Board of Directors nominees for election to the Board at the annual meeting of shareholders; (5) developing and recommending to our Board of Directors a set of corporate governance principles applicable to our business; and (6) assisting our Board of Directors in assessing director performance and the effectiveness of the Board of Directors as a whole.

Charters of Committees

Our Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We make available on our website at www.strattec.com, free of charge, copies of each of these charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors has reviewed the independence of our continuing directors and the nominee for election to the Board at the Annual Meeting under the applicable listing standards of the NASDAQ Stock Market. Based on this review, our Board of Directors determined that each of the following directors is independent under the NASDAQ Stock Market listing standards:

(1)  Thomas W. Florsheim, Jr.                        (3)  David R. Zimmer

(2)  Michael J. Koss

Based on such listing standards, Harold M. Stratton II and Frank J. Krejci are the only directors who are not independent because Mr. Stratton is our former Chief Executive Officer (he retired from such role effective September 1, 2012) and Mr. Krejci is our current President and Chief Executive Officer. Our Board of Directors concluded that Mr. Stratton is not independent because of his long standing prior relationship with STRATTEC as its chief executive officer.

Board Leadership Structure

We currently have different persons serving as our Chief Executive Officer and as Chairman of our Board of Directors. Harold M. Stratton II served as our Chief Executive Officer and Chairman of the Board from February 1999 until September 1, 2012. We have not had and currently do not have a lead independent director except as described below with respect to Mr. Stratton. Although our Board of Directors does not have a formal policy with respect to its leadership structure, prior to September 1, 2012 combining the positions of Chief Executive Officer and Chairman served as an effective link between our management’s role of identifying, assessing and managing risks and our Board of Directors’ role of risk oversight. Mr. Stratton possesses in-depth knowledge of the issues, opportunities and challenges we face, and is thus positioned to develop agendas and highlight issues that ensure that the Board of Directors’ time and attention are focused on the most critical matters. In essence, our Board of Directors formerly determined that this leadership structure was optimal because it believed that having one leader serving as both the Chairman and Chief Executive Officer provided (taking into account Mr. Stratton’s experience and knowledge of our business) decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and Chief Executive Officer also historically enhanced our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, and business partners, particularly during times of turbulent economic and industry conditions.

Effective September 1, 2012, Mr. Stratton retired as our Chief Executive Officer and Mr. Krejci has assumed this role. Mr. Stratton continues to serve as a non-employee director and as our Chairman of the Board and we expect him to do so for the foreseeable future. Accordingly, since September 1, 2012 we have had different persons serve as our Chief Executive Officer and Chairman of the Board of Directors. We decided to separate these roles to (1) facilitate Mr. Stratton’s desire to phase down his involvement with the day to day operations of STRATTEC but (2) continue to leverage Mr. Stratton’s in-depth knowledge and experience related to the strategic issues, opportunities and challenges STRATTEC faces. The determination to separate the roles of Chief Executive Officer and Chairman, therefore, was based in part upon the same factors described above that led us to conclude in previous years that combining the two offices was in our best interest. The experience, leadership qualities and skills that Mr. Stratton brings to the Board, as detailed in the section captioned “Proposal 1: Election of a Director” under Mr. Stratton’s biography, enables Mr. Stratton as the Chairman to be in a position to establish the agendas for meetings of the Board and to lead the discussions of the Board regarding our strategy, operations and management, notwithstanding the fact that he is not an independent director under applicable NASDAQ listing standards.

Although we believe that given the circumstances described above, separating the Chairman and Chief Executive Officer roles is appropriate for the foreseeable future, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances at such time, combining these offices would serve our best interests and the best interests of our shareholders.

The Board’s Role in Risk Oversight

The role of our Board of Directors in STRATTEC’s risk oversight process includes receiving reports from members of our senior management team on areas of material risk to STRATTEC, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Board has authorized the Audit Committee to oversee and periodically review STRATTEC’s enterprise risk assessment and enterprise risk management policies.

As noted above, STRATTEC’s Audit Committee is primarily responsible for STRATTEC’s enterprise risk assessment and enterprise risk management policies. Notwithstanding such delegation of responsibility to the Audit Committee of our Board of Directors, the Board has reserved to its Compensation Committee primary oversight responsibility to ensure that compensation programs and practices of STRATTEC do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls. As part of this process, STRATTEC (with the oversight of the Compensation Committee) designs its overall compensation programs and practices, including incentive compensation for both executives and non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or unreasonable risk-taking. At the same time, STRATTEC recognizes that its goals cannot be fully achieved while avoiding all risk. The Compensation Committee (along with assistance from management) periodically reviews STRATTEC’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of STRATTEC and its shareholders. Based on its recently completed review of STRATTEC’s compensation programs, the Compensation Committee concluded that STRATTEC’s incentive compensation policies for both executive and non-executive employees have not materially and adversely affected STRATTEC by encouraging unreasonable or excessive risk-taking in the recent past, are not likely to have a material adverse effect in the future and provide for multiple and reasonably effective safeguards to protect against unnecessary or unreasonable risk-taking.

Director Nominations

We have a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters—Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable listing standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as determined pursuant to section 13(d) of the Securities

Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of our Common Stock beneficially owned (as determined pursuant to section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation.

We may require any proposed nominee to furnish additional information as may be reasonably required (including pursuant to applicable rules of the Securities and Exchange Commission (the “Commission”)) to determine the qualifications of such proposed nominee to serve as a director. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the anniversary date of the mailing of the proxy statement to shareholders in connection with the previous fiscal year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience (including related to financial and accounting matters) and the ability to offer advice and guidance to management based on that expertise and experience.

Diversity is one of the factors the Nominating and Corporate Governance Committee may consider and in this respect diversity may include race, gender, national origin or other characteristics.

Communications between Shareholders and the Board of Directors

Our shareholders may communicate with our Board of Directors or any of our individual directors by directing such communication to our Secretary at the address of our corporate headquarters, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. Each such communication should indicate that the sender is a shareholder of STRATTEC and that the sender is directing the communication to one or more of our individual directors or to our Board as a whole.

All communications will be compiled by our Secretary and submitted to our Board of Directors or the applicable individual directors on a monthly basis unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to STRATTEC or our business or communications that relate to improper or irrelevant topics. Our Secretary may also attempt to handle a communication directly where appropriate, such as where the communication is a request for information about STRATTEC or where it is a stock-related matter.

Attendance of Directors at Annual Meetings of Shareholders

We expect that all of our directors, whether up for re-election at the Annual Meeting or not, will attend the Annual Meeting. All of the persons then serving as one of our directors attended the Annual Meeting of Shareholders held on October 6, 2015.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and to our non-employee or outside directors. A copy of the Code of Business Ethics is available on our corporate web site which is located at www.strattec.com. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our corporate web site.

Further, we have established “whistle-blower procedures” which provide a process for the confidential and anonymous submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures provide protections to employees who report possible misconduct impacting STRATTEC.

Hedging and Margin Account Policies

Our stock trading policies prohibit our directors and employees, including our executive officers, from: (a) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including zero-cost collars and forward sale contracts; (b) engaging in short sales related to the Common Stock; and (c) maintaining margin accounts holding STRATTEC securities. All transactions in STRATTEC securities by directors and executive officers must be pre-cleared with our Chief Financial Officer under our stock trading policies.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is comprised of three members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters—Director Independence,” our Board of Directors has determined that each member of the Audit Committee is independent as defined in the applicable listing standards of the NASDAQ Stock Market and the rules of the Commission. The duties and responsibilities of our Audit Committee are set forth in the Audit Committee Charter, which may be found on our website at www.strattec.com.

In accordance with its written charter adopted by the Board of Directors, our Audit Committee has oversight responsibility for the quality and integrity of the financial reporting practices of STRATTEC. While the Audit Committee has oversight responsibility, the primary responsibility for our financial reporting, disclosure controls and procedures and internal control over financial reporting and related internal controls and procedures rests with our management, and our independent auditors are responsible for auditing our financial statements. In discharging its oversight responsibility as to the audit process, the Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended July 3, 2016 with our management and with our independent auditors;

•	discussed with our independent auditors the matters required to be discussed by SAS 61, “Communications with Audit Committees,” as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received and discussed with our independent auditors the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence; and

•	met with the independent auditors without management present and discussed the auditor’s independence.

Based on such review and discussions with management and with the independent auditors, the Audit Committee recommended to our Board of Directors that the STRATTEC audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2016, for filing with the Commission.

AUDIT COMMITTEE:

David R. Zimmer — Chairman
Thomas W. Florsheim, Jr.
Michael J. Koss

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we were billed for audit and non-audit services rendered by our independent auditors, Deloitte & Touche LLP, during fiscal 2016 and 2015:

Service Type	Fiscal Year Ending July 3, 2016	Fiscal Year Ending June 28, 2015
Audit Fees(1)	$333,700	$293,000
Audit-Related Fees(2)	—	$4,500
Tax Fees(3)	$142,200	$173,500
All Other Fees	—	—

Total Fees Billed	$475,900	$471,000

(1)	Includes fees for professional services rendered in connection with the audit of our financial statements for the fiscal years ended July 3, 2016 and June 28, 2015; the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years; and statutory and regulatory agency audits during those fiscal years.

(2)	Consists of fees for professional services rendered in connection with the review during fiscal 2015 of a registration statement on Form S-8.

(3)	Includes U.S. and international tax advice and compliance services paid to Deloitte & Touche LLP with respect to such fiscal years.

The Audit Committee of our Board of Directors considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent auditors. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors. The Audit Committee has delegated certain of its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting.

Each new engagement of our independent auditors to perform non-audit services has been approved in advance by our Audit Committee or the Chairman of our Audit Committee pursuant to the foregoing procedures.

Fiscal 2017 Independent Registered Public Accounting Firm

Our Audit Committee will select our independent registered public accounting firm for the 2017 fiscal year based upon factors determined to be relevant by the Committee. It is expected that a representative of Deloitte & Touche LLP, our independent auditors for fiscal 2016, will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

Audit Committee Financial Expert

Our Board of Directors has determined that at least one of the members of our Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the Commission. David Zimmer, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” based on his work experience and education.

EXECUTIVE OFFICERS

The following table provides information as of the date of this Proxy Statement about each of our current executive officers who are not nominees for election to, or continuing members of, our Board of Directors at the Annual Meeting. The information presented includes information each executive officer has given us about his or her age and his or her principal occupation and business experience for the past five years:

Name	Age	Current Position	Other Positions
Patrick J. Hansen	57	Senior Vice President since October 2005; Chief Financial Officer, Treasurer and Secretary since February 1999.	Vice President of STRATTEC from February 1999 to October 2005; Corporate Controller of STRATTEC from February 1995 to February 1999.
Rolando J. Guillot	48	Vice President — Mexican Operations since September 2004.

General Manager — Mexican Operations of STRATTEC from September 2003 to September 2004. Plant Manager of STRATTEC de Mexico S.A. de C.V. from January 2002 to September 2003. Mr. Guillot served in various management positions for STRATTEC de Mexico S.A. de C.V. from September 1996 to January 2002.

Richard P. Messina	50

Vice President — Global Sales and Access Control Products since August, 2013; member of the management team of Vehicle Access Systems Technology LLC (VAST), a joint venture entered into by STRATTEC with two partners, since August 2013

Vice President — Access Control Products of STRATTEC from December 1, 2008 until August, 2013. Chief Engineer-Power Closures Engineering for North America and Asia for Delphi Corporation from 2006 until November 2008; Engineering group manager for Delphi Corporation from 2001 until 2006.

Name	Age	Current Position	Other Positions
Brian J. Reetz	58	Vice President — Security Products since October 1, 2008	Vice President Engineering, Product Development & Management of STRATTEC from January 2007 until October 2008; Executive Engineer of STRATTEC from August 2004 through December 2006.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of August 24, 2016 by (1) each director and named executive officer (as defined below), (2) all directors and executive officers as a group, and (3) each person or other entity known by us to beneficially own more than 5% of our outstanding Common Stock.

We have determined beneficial ownership in accordance with the rules of the Commission. Shares of our Common Stock subject to options that are either currently exercisable or exercisable within 60 days of August 24, 2016 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 3,665,717 shares of Common Stock outstanding as of August 24, 2016.

			Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)	Total Number Of Shares Beneficially Owned(2)	Percent of Class	Sole Voting and Investment Power	Sole Voting or Investment Power	Shared Voting and Investment Power	Shared Voting or Investment Power	Sole Voting Power Only(3)

Principal Shareholders:
Royce & Associates LLC(4)	541,846	14.8%	541,846	—	—	—	—
T. Rowe Price Associates, Inc.(5)	450,793	12.3%	269,123	450,793	—	—	—
Dimensional Fund Advisors LP(6)	255,989	7.0%	248,002	255,989	—	—	—
FMR LLC(7)	225,900	6.2%	66,100	225,900	—	—	—
BlackRock, Inc.(8)	220,615	6.0%	217,597	220,615	—	—	—
GAMCO Asset Management, Inc.(9)	207,300	5.7%	27,500	207,300	—	—	—
Directors, Nominees and Executive Officers:
Thomas W. Florsheim, Jr.	3,100	*	1,300	—	—	—	1,800
Michael J. Koss	5,600	*	3,800	—	—	—	1,800
David R. Zimmer	4,300	*	2,500	—	—	—	1,800
Harold M. Stratton II(10)	84,327	2.3%	32,304	—	25,423	—	1,800
Frank J. Krejci	70,098	1.9%	13,760	—	—	—	8,275
Patrick J. Hansen	24,211	*	5,500	—	—	—	5,450
Rolando J. Guillot	28,234	*	6,100	—	—	—	4,540
Richard P. Messina	15,252	*	3,200	—	—	—	4,640
Brian J. Reetz(11)	20,842	*	5,000	—	114	—	3,570
All directors, nominees and executive officers as a group (9 persons)	255,964	6.8%	73,464	—	25,537	—	33,675

*	Less than 1%.

(1)	Unless otherwise indicated in the other footnotes, the address for each person listed is 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

(2)	Includes the rights of the following persons to acquire shares of our Common Stock pursuant to the exercise of currently vested stock options or pursuant to stock options exercisable within 60 days of August 24, 2016: Mr. Stratton – 24,800 shares; Mr. Krejci – 48,063 shares; Mr. Hansen – 13,261 shares; Mr. Guillot – 17,594 shares; Mr. Messina – 7,412 shares; Mr. Reetz – 12,158; and all directors and executive officers as a group – 123,288 shares.

(3)	All shares listed are unvested shares of restricted stock issued and outstanding under our Amended and Restated Stock Incentive Plan as of August 24, 2016.

(4)	Royce & Associates, LLC, 745 Fifth Avenue, New York, NY 10151, filed a Schedule 13G dated February 5, 2003, as most recently amended by a Schedule 13G/A dated January 26, 2016, reporting that as of December 31, 2015 it was the beneficial owner of 541,846 shares of Common Stock with sole voting and investment power over all such shares.

(5)	T. Rowe Price Associates, Inc. and on behalf of T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “T. Rowe Price”), 100 East Pratt Street, Baltimore, Maryland 21202, filed a Schedule 13G dated February 9, 2000, as amended most recently by a Schedule 13G/A dated February 16, 2016, reporting that as of December 31, 2015 T. Rowe Price was the beneficial owner of 450,793 shares of Common Stock. The shares of Common Stock beneficially owned by T. Rowe Price include 269,123 shares of Common Stock as to which T. Rowe Price has sole voting power and 450,793 shares of Common Stock as to which T. Rowe Price has sole investment power.

(6)	Dimensional Fund Advisors LP (“Dimensional”), Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, filed a Schedule 13G dated February 9, 2009, as amended most recently by a Schedule 13G/A dated February 9, 2016, reporting that as of December 31, 2015 it was the beneficial owner of 255,989 shares of Common Stock as a result of acting as an investment adviser to various investment companies, commingled group trusts and separate accounts. The shares of Common Stock beneficially owned by Dimensional include 248,002 shares of Common Stock as to which Dimensional has sole voting power and 255,989 shares of Common Stock as to which Dimensional has sole investment power.

(7)	FMR LLC or its predecessor FMR Corp. and on behalf of certain of its affiliates (collectively, “FMR”), 245 Summer Street, Boston, Massachusetts 02210, filed a Schedule 13G/A on February 12, 2016, reporting that it was the beneficial owner of 225,900 shares of Common Stock. The shares of Common Stock beneficially owned by FMR include 225,900 shares of Common Stock as to which FMR has sole investment power and 66,100 shares of Common Stock as to which FMR has sole voting power.

(8)

BlackRock, Inc., 55 East 52nd Street, New York, NY 10022, filed a Schedule 13G dated January 12, 2015, as amended most recently by a Schedule 13G/A dated January 22, 2016, reporting that as of December 31, 2015 it was the beneficial owner of 220,615 shares of Common Stock. The shares of Common Stock beneficially owned by BlackRock include

217,597 shares of Common Stock as to which BlackRock has sole voting power and 220,615 shares of Common Stock as to which BlackRock has sole investment power.

(9)	Mario J. Gabelli and on behalf of certain entities which he directly or indirectly controls or for which he acts as Chief Investment Officer, including the following, GAMCO Asset Management, Inc., Gabelli Funds, LLC and Teton Advisors, Inc. (collectively “GAMCO”), One Corporate Center, Rye, New York 10580, filed a Schedule 13F-HR dated as of August 4, 2016 reporting that as of June 30, 2016, GAMCO beneficially owned 207,300 shares of Common Stock. The shares of Common Stock beneficially owned by GAMCO include 179,800 shares of Common Stock as to which GAMCO has sole investment power and 27,500 shares of Common Stock as to which GAMCO has sole voting power.

(10)	Includes 34,104 shares of Common Stock owned directly by Mr. Stratton, 22,900 shares of Common Stock owned jointly by Mr. Stratton and his spouse, 2,501 shares of Common Stock held in trusts as to which Mr. Stratton is co-trustee and/or beneficiary and 22 shares of Common Stock held in the STRATTEC Employee Savings and Investment Plan Trust.

(11)	Includes 114 shares of Common Stock held in the STRATTEC Employee Savings and Investment Plan Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of our equity securities on Form 4 or Form 5. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish us with copies of all reports filed with the Commission pursuant to Section 16(a). Based solely upon a review of such forms actually furnished to us, and written representations of certain of our directors and executive officers that no forms were required to be filed, all directors, executive officers and 10% shareholders have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act during Fiscal 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis addresses our compensation philosophy, objectives, process and actions specific to fiscal 2016, and the first part of fiscal 2017 prior to the date of this Proxy Statement, for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers based on their total compensation in fiscal 2016. Throughout this proxy statement, we refer to these five executive officers as our “named executive officers.” Responsibility for establishing, implementing and monitoring the total compensation of our executive officers rests with the Compensation Committee of our Board of Directors. Our named executive officers for fiscal 2016 were:

•	Frank J. Krejci, President and Chief Executive Officer

•	Patrick J. Hansen, Senior Vice President, Chief Financial Officer, Treasurer and Secretary

•	Rolando J. Guillot, Vice President — Mexican Operations

•	Richard P. Messina, Vice President — Global Sales and Access Control Products

•	Brian J. Reetz, Vice President — Security Products

The compensation of these individuals is presented in the tables and other quantitative information that follows this section.

Our Compensation Philosophy

We believe it is important to provide compensation that at a minimum reflects base levels which are competitive with executive officers in other industrial public companies of similar structure and size. We further believe that it is appropriate and desirable to have meaningful incentive plans for our executive officers to help attract and retain high performing individuals and drive positive economic performance and enhanced shareholder value. Further, these performance-based incentive plans should provide opportunities for our executive officers to significantly augment their base compensation on a short term and long term basis. This philosophy is the foundation for the following objectives.

Our Compensation Objectives

The objectives of our Compensation Committee in establishing compensation arrangements for our executive officers are to:

•	Attract and retain qualified executive managers with a straightforward and understandable compensation program;

•	Provide strong financial incentives, at reasonable cost, for positive financial performance and enhanced value of our shareholders’ investment; and

•	Utilize “at risk” cash bonus plans to recognize positive short-term performance and equity based plans to support the long-term needs and goals of STRATTEC and our shareholders.

The compensation program that has been developed and implemented by our Compensation Committee to achieve these objectives has the following features:

•	Nearly all of the compensation paid to our executive officers on a yearly basis is based on only three components: (1) base salary; (2) potential annual cash bonuses based on performance, which employs an “economic value added” philosophy; and (3) equity compensation in the form of stock option grants (leveraged or otherwise) and/or grants of shares of restricted stock. We currently provide our executive officers with a very modest level of “perquisites” or other benefits that are not available to all of our employees. “All Other Compensation” reported in the Summary Compensation Table in this Proxy Statement constituted less than 3.1% of “Total Compensation” for our named executive officers during fiscal 2016.

•	Each executive officer receives a base salary based on available comparable compensation data which we believe to be competitive and fair. See “Peer Group Benchmarking” below.

•	Total compensation is higher for individuals with greater responsibility and a greater ability to influence company-wide performance. In addition, the compensation program is designed so that a significant portion of total potential compensation for our executive officers is at risk, in that it is contingent on actual company and personal performance.

•	Our “Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers” provides for annual bonus payouts based on (1) the achievement of specific company-wide objective financial criteria, including minimum financial performance targets that must be met as a condition to payouts under the Plan, and (2) achievement of individual performance objectives.

•	Our Amended and Restated Stock Incentive Plan provides the opportunity for leveraged stock option grants based on a formula related to the above described Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers. Further, grants of other nonqualified stock options and/or shares of restricted stock, subject to vesting criteria, are made from time to time at the discretion of our Compensation Committee. This Amended and Restated Stock Incentive Plan specifically prohibits discounted stock options.

•	Our Compensation Committee has the authority to grant discretionary cash bonuses if deemed appropriate based on various factors, including individual and/or company performance.

•	Our retirement benefits include a defined benefit plan available to all salaried associates hired prior to December 31, 2009 and a Supplemental Executive Retirement Plan available only to our executive officers.

•	Severance benefits, and specific benefits triggered by a change of control, are provided to executive officers.

The above noted compensation program features are described in detail in the following sections of this Compensation Discussion and Analysis, entitled “Our Compensation Process,” “Peer Group Benchmarking,” “Components of Executive Compensation” and “Change of Control and Severance Benefits.”

At our 2015 Annual Meeting of Shareholders, pursuant to a non-binding, advisory vote, our shareholders approved the compensation of our named executive officers as disclosed in the proxy statement for that meeting by a vote of 3,019,079 shares in favor to 75,675 against. Our Compensation Committee has considered the results of this advisory shareholder vote and believes that it shows support by our shareholders for our compensation philosophy and the executive compensation programs that implement our compensation philosophy. We have not significantly changed our executive compensation programs following this shareholder advisory vote. Our Board of Directors has determined that shareholder advisory votes on executive compensation will occur every year. Accordingly, the next shareholder advisory vote on executive compensation will be held, as described herein, in connection with this year’s Annual Meeting of Shareholders.

As described above under the Section “Corporate Governance Matters — The Board’s Role in Risk Oversight,” the Compensation Committee has primary oversight responsibility to ensure that the Company’s compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls.

Our Compensation Process

Compensation for our executive officers and other key employees is evaluated and determined by the Compensation Committee of our Board of Directors. Our Compensation Committee consists of three independent directors under the applicable listing standards of the NASDAQ Stock Market. Michael J. Koss is the Chairman of our Compensation Committee and the other members of the Compensation Committee are David R. Zimmer and Thomas W. Florsheim, Jr. Additional information regarding our Compensation Committee is disclosed under “Directors’ Meetings and Committees — Compensation Committee” on pages 7 and 8 of this Proxy Statement.

Many key compensation decisions are made during the first quarter of the fiscal year as the Compensation Committee meets to review performance for the prior year under our Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers, determine awards under our Amended and Restated Stock Incentive Plan and set compensation targets and objectives for the coming year. However, our Compensation Committee also views compensation as an ongoing process and may convene special meetings in addition to its regularly scheduled meetings throughout the year for purposes of evaluation, planning and appropriate action. The Compensation Committee held two meetings during fiscal 2016 as well as a meeting held on August 23, 2016 to review performance for fiscal 2016. At each meeting, the Compensation Committee held an executive session (without management present). The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Committee as well as materials specifically requested by members of the Committee.

Our management assists the Compensation Committee in its oversight and determination of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, assisting with establishing individual and company-wide performance targets and objectives, recommending salary levels and option and other equity incentive grants, providing financial data on company performance, providing calculations and reports on achievement of performance objectives and furnishing other information requested by the Committee. Our Chief Executive Officer works with the Compensation Committee in making recommendations regarding our overall compensation policies and plans, as well as recommending specific compensation levels for our other executive officers and key employees. Members of management who were present during portions of Compensation Committee meetings held in fiscal 2016 and 2017 to date, included the Chief Executive Officer and the Chief Financial Officer. Additionally our Chairman, Harold M. Stratton II, participated in portions of Compensation Committee meetings held in fiscal 2016 and 2017 to date. Our Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

The Compensation Committee’s charter authorizes the Committee to engage any compensation consultants and other advisers as the Committee may deem appropriate, and requires that we provide the Committee with adequate funding to engage any advisers the Committee deems appropriate to engage. During May 2015, upon the recommendation of our management, our Compensation Committee directly engaged Verisight, Inc. to assist it in reviewing our compensation practices and levels. Verisight did not provide any other services to STRATTEC or its affiliates during fiscal 2015 or during fiscal 2016 and our Compensation Committee determined that the engagement of Verisight to assist STRATTEC with reviewing its compensation practices and levels did not create any conflicts of interest. See “Peer Group Benchmarking” below. Verisight prepared, and in the past has prepared, for our Compensation Committee a comparative compensation report of a broad group of organizations within the durable goods manufacturing industry. This report is based upon industry-wide studies, and not necessarily companies in the automotive parts industry. Our Compensation Committee has historically believed this industry-wide report represents a better cross section from which to draw executive talent and compare compensation levels. Verisight was last engaged to conduct a similar compensation analysis and prepare a similar compensation report based upon that analysis in May 2012. Our Compensation Committee reviewed the results of Verisight’s report and analysis during meetings held at the end of fiscal 2015 and the beginning of fiscal 2016 for purposes of establishing and setting compensation levels and targets for fiscal 2016. We expect to engage Verisight or a similar third party consultant to conduct a similar compensation analysis and report again at the end of fiscal 2017 (i.e., we expect to conduct a similar compensation analysis every second fiscal year).

As noted above, we engaged Verisight in May 2015 for purposes of establishing and setting compensation levels and targets for fiscal 2016. For fiscal 2016, our Compensation Committee set fiscal 2016 base salaries for our named executive officers based upon its analysis of the May 2015 Verisight report. See “Peer Group Benchmarking” below for additional information on the May 2015 Verisight report. In setting compensation levels and targets based upon base salaries for fiscal 2017, our Compensation Committee again relied upon the May 2015 Verisight report but then applied an inflation factor of 3.0% to the base salary range from that report for executives with similar positions and then the Compensation Committee further adjusted such amount up or down based upon a discretionary analysis of each officer’s individual performance and achievement from fiscal 2016 in setting such compensation levels and targets for our fiscal 2017.

Peer Group Benchmarking

As noted above, we have on a periodic basis engaged Verisight, Inc. to prepare a comparative compensation report for our Compensation Committee to assist us in setting our compensation levels and targets for our executive officers. We engaged Verisight in May 2015 for purposes of helping us establish compensation levels and targets for fiscal 2016. Prior to that, our Compensation Committee last engaged Verisight in May 2012 for purposes of establishing compensation levels and targets for fiscal 2013.

As part of its May 2015 engagement, Verisight prepared a comparative compensation report for our Compensation Committee to assist us in setting our compensation levels and targets for our executive officers as noted above. This May 2015 Verisight report included a comparative compensation report of a broad group of organizations or peer group companies within the durable goods manufacturing industry. Verisight prepared their report and analysis based upon other published industry compensation surveys and an analysis of public filings by a peer group of companies (giving each of these two categories an equal 50% weighting). The peer group included in the May 2015 report consisted of the following fifteen companies:

Badger Meter, Inc.	Douglas Dynamics, Inc.
Flexsteel Industries Inc.	Global Power Equipment Group Inc.
Gorman Rupp Co.	Hurco Companies Inc.
Johnson Outdoors Inc.	Kadant Inc.
Lydall Inc.	Miller Industries Inc.
Shiloh Industries Inc.	Stoneridge Inc.
Supreme Industries, Inc.	Twin Disc, Incorporated
Weyco Group Inc.

Where possible, Verisight in its May 2015 report used regression analysis to adjust peer group data to STRATTEC’s revenue size. Additionally, due to dissimilarity in titles in the published industry compensation surveys and in the peer group data with STRATTEC’s named executive officer positions, Verisight generally compared the publicly available compensation data for the Chief Executive Officer and Chief Financial Officer with the compensation information for STRATTEC’s Chief Executive Officer and Chief Financial Officer. For the other three STRATTEC named executive officers, Verisight compared the publicly available compensation data for the three other most highly compensated named executive officers in the publicly available data with those of the three most highly compensated STRATTEC named executive officers.

Our Compensation Committee also used the results of this May 2015 Verisight report and analysis in setting the base salaries of our executive officers for fiscal 2017. In setting the base salaries of our executive officers for fiscal 2017, the Compensation Committee set them by applying an inflation factor of 3.0% to the base salary range set for fiscal 2016 that was derived from the 2015 Verisight report to account for the passing of an additional fiscal year since the report was generated for executives with similar positions and then further adjusting such amount up or down each fiscal year based upon a discretionary analysis of each officer’s individual performance and achievement over the prior fiscal year. See “Components of Executive Compensation” below for additional information.

Components of Executive Compensation

For executive officers, the primary components of total compensation have historically been:

•	base salary;

•	annual incentive compensation bonuses; and

•	long-term incentive compensation in the form of awards of stock options (leveraged stock options or otherwise) and/or shares of restricted stock subject to time-based vesting criteria.

We evaluate targeted total compensation levels for our executive officers as well as how each component fits within the targeted total compensation levels. This evaluation is guided by our compensation objectives described above. A large portion of potential compensation for our executive officers is performance-based. For performance-based compensation, we combine annual cash incentive bonuses that are tied to both short-term, company-wide measures of operating performance and individual performance goals with long-term equity compensation in the form of awards of stock options (leveraged stock options or otherwise) that are subject to time-based vesting criteria and/or shares of restricted stock that vest on the three or five year anniversary of the date of grant. The long-term equity compensation awards promote our executive retention objectives and provide an incentive for long-term appreciation in our stock price, whereas the annual cash incentive bonuses promote short-term financial growth and achievement of individual performance goals.

Base Salary.    In determining base salaries, our Compensation Committee considers the executive officer’s qualifications and experience, the executive officer’s responsibilities, the executive officer’s past performance, the executive officer’s goals and objectives and salary levels for comparable positions as provided in the Verisight report described above. Our Compensation Committee typically establishes base salaries for the new fiscal year for our executive officers at its regular meeting in August of each year where it reviews the prior fiscal years’ results, which new base salaries are effective as of September 1.

The base salaries for the named executive officers were originally set by their respective employment agreements and were initially determined by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace based upon the report prepared for our Compensation Committee by Verisight in May 2015. From this May 2015 report, our Compensation Committee established the base salaries for fiscal 2016. For subsequent fiscal years (i.e., for fiscal 2017 until the next

Verisight report is obtained in a future year), our Compensation Committee applied an inflation factor of 3.0% to the base salary range in that May 2015 report for executives with similar positions, and then further applied any additional adjustment, up or down, based upon the Compensation Committee’s discretionary analysis of each officer’s individual performance and achievement over the prior fiscal year.

Each executive officer’s employment agreement contains an evergreen renewal feature that automatically extends the agreement for an additional year each June 30, unless advance notice is provided. The base salary, as provided in the employment agreement, may not be decreased from the prior year’s level without the consent of the executive officer, but can be increased in the discretion of the Compensation Committee. In general, we have historically set the base salaries at or slightly below the median level derived from the Verisight report for similar positions or levels, as adjusted for inflation since the date of the last Verisight report and taking into account a discretionary analysis of each officer’s individual performance and achievement over the prior fiscal year. In determining salary adjustments for executive officers, our Compensation Committee considers various factors, including the individual’s performance and contribution, our performance and the pay level for similar positions, with respect to our Chief Executive Officer and Chief Financial Officer, and the top other three most highly compensated executive officers, with respect to the other three most highly compensated named executive officers, as reflected in the Verisight report. Our Compensation Committee, where appropriate, also considers non-financial or individual performance measures such as improvements in product quality, manufacturing efficiency gains and the enhancement of relations with our customers and employees. Our Compensation Committee exercises discretion in increasing the base salaries of our executive officers from the prior fiscal year within the guidelines discussed above.

As noted above, we do not provide any standard annual raises in the base salaries of our executive officers. Instead, our Compensation Committee periodically reviews the base salaries of our executive officers based on the individual and company-wide performance criteria described above and, with respect to fiscal 2016, by reference to the data analysis provided by the Verisight May 2015 report for executives with similar positions. Consistent with the foregoing methodology, for fiscal 2016, our named executive officers were paid the following base salaries:

Name	Title	Base Salary
Frank J. Krejci	President and Chief Executive Officer	$416,500
Patrick J. Hansen	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	$275,400
Rolando J. Guillot	Vice President — Mexican Operations	$234,800
Richard P. Messina	Vice President — Global Sales and Access Control Products	$216,500
Brian J. Reetz	Vice President — Security Products	$196,400

As noted above, our Compensation Committee engaged Verisight to conduct the compensation analysis described above under “Peer Group Benchmarking” during 2015. Based upon its analysis of this report, our Compensation Committee has set the base salaries for our executive officers for fiscal 2017, effective as of September 1, 2016, as reflected in the table below by applying a 3.0% upward inflation adjustment for fiscal 2017 from base salary levels during fiscal 2016 and then further applying an additional adjustment, up or down, based upon our Compensation Committee’s discretionary analysis of each individual officer’s performance and achievement over the preceding fiscal year.

Executive Officer	Fiscal 2016 Base Salary	Fiscal 2017 Base Salary	Percentage Increase
Frank J. Krejci	$416,500	$447,500	7.4%
Patrick J. Hansen	$275,400	$287,200	4.3%
Rolando J. Guillot	$234,800	$245,600	4.6%
Richard P. Messina	$216,500	$229,000	5.8%
Brian J. Reetz	$196,400	$205,500	4.6%

Annual Incentive Bonuses.    Executive officers and other full-time employees are eligible to receive annual incentive cash bonuses under our Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers (EVA Bonus Plan). While we principally rely on this EVA Bonus Plan for annual cash incentive bonuses, in some years the Compensation Committee may decide to grant discretionary cash bonuses outside of the EVA Bonus Plan based on special circumstances such as extraordinary service to our joint venture partners or the acquisition or disposition of a business. See “Discretionary Bonuses” below.

Participants under our EVA Bonus Plan for Executive Officers and Senior Managers include our executive officers and other senior managers determined by our Compensation Committee based upon recommendations from our Chief Executive Officer. The purpose of using Economic Value Added (a non-GAAP measure) is to drive for continuous improvement year over year, enhance shareholder value and provide a framework for determining incentive compensation for our executive officers that financially rewards them for increases in our shareholder value. We believe that an improvement in the Economic Value Added measure is the financial performance measure most closely correlated with increases in our shareholder value.

In general, Economic Value Added (EVA) is our net operating profit after cash basis taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of our capital. The capital charge is determined by our weighted average debt and equity capital structure as defined by Stern, Stewart & Co., a management consultant firm that originated the concept of Economic Value Added. The amount of bonus which a participant is entitled to earn is derived from a Company Performance Factor and from an Individual Performance Factor. We determine the Company Performance Factor by reference to our financial performance relative to a targeted cash-based return on capital established by our Compensation Committee, which is intended to approximate our weighted cost of capital. We determine the Individual Performance Factor by reference to the level of attainment of certain quantifiable and non-quantifiable company or individual goals set for the participant by our Compensation Committee which contribute to increasing our value to our shareholders.

At the beginning of each fiscal year, we calculate STRATTEC’s cost of capital and expected Company EVA Performance Target. For fiscal 2016, the cost of capital was determined to be 10% and the Company EVA Performance Target was set at $5.7 million. Actual Company EVA Performance in fiscal 2016 was a positive $2.1 million. See below (in millions of dollars):

Net Operating Profit After Cash-Basis Taxes:		$14.9
Average Net Capital Employed:	$127.7
Cost of Capital:	10%

Capital Charge:		$12.8

Economic Value Added:		$2.1

Average Net Capital Employed in the business is calculated by averaging the net amount of operating assets (i.e., operating assets less operating liabilities) used in our business during a twelve month period. Our EVA Bonus Plan includes cash and cash equivalents as part of our net capital employed in the business. Because cash and cash equivalents are a significant component of the capital employed in the business it can significantly increase our capital charge.

EVA performance can be negative when the calculated capital charge (Cost of Capital X Net Monthly Average Capital Employed in the Business) exceeds our Net Operating Profit After Cash-Basis Taxes. For purposes of our EVA Bonus Plan, the EVA, whether positive or negative, is compared to the Company EVA Performance Target for that particular year to determine whether any bonuses are earned under the plan.

As noted above, we determine our Cost of Capital at the beginning of each fiscal year. Our Compensation Committee reviews and sets the Cost of Capital based upon the methodology described below, but under the EVA Bonus Plan it retains the discretion to set the Cost of Capital at a level different than determined under the following methodology. The EVA Bonus Plan provides that our Cost of Capital shall be determined based upon averaging our cost of equity and our cost of debt assuming a weighted average value for the equity of 80% and 20% for the debt. The cost of the equity is calculated by multiplying a market risk premium rate, using a methodology established by Stern, Stewart, by a transportation industry risk index (which is established by an independent third party for the transportation industry) and then adding that product to the average effective interest rate during the month of April each year that would be earned by investing in ten year U.S. Treasury Notes. The cost of our debt is calculated based upon our expected weighted average interest cost on our available borrowing base with our lender on an after tax basis. As a result, our Cost of Capital is predominantly affected by changes in interest rates and an evaluation of the risks and economic climate in the transportation industry that influence the determination of the market premium and the industry index rate.

Individual Target Incentive Awards under the EVA Bonus Plan for fiscal 2016 ranged from 75% of base compensation for our Chief Executive Officer to 25% — 45% of base compensation for other officers. The formula for calculating bonuses under the EVA Bonus Plan is: Base Salary x Target Incentive Award x (50% of the Company Performance Factor + 50% of the Individual

Performance Factor). A portion of this bonus amount, however, is subject to an at risk “Bonus Bank” described below. Effective as of August 20, 2012, we modified our EVA Bonus Plan to address the separation of the roles of Chairman and Chief Executive Officer. Starting with fiscal 2013, our Chief Executive Officer, whether he or she is also our Chairman or our President, will receive a target award under the EVA Bonus Plan equal to 75% of base compensation. Accordingly, for fiscal 2016, Frank J. Krejci’s target award was equal to 75% because he served as our Chief Executive Officer and President for all of fiscal 2016.

The EVA Bonus Plan for Executive Officers and Senior Managers provides the powerful incentive of an uncapped bonus opportunity, but also uses a “Bonus Bank” to ensure that significant Economic Value Added improvements are sustained before significant bonus awards are paid out. Pursuant to the terms of the EVA Bonus Plan, the Bonus Bank feature applies to those participants determined by the Compensation Committee to be “Executive Officers,” which includes all of our named executive officers. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance for the named executive officer. The bonus actually paid to a participant for a year is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the Bonus Bank balance at the end of that year.

Because we use the Bonus Bank feature, we must experience significant Economic Value Added improvements for several years to ensure full payout of the accrued bonus to the executive officer. A Bonus Bank account is considered “at risk” in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. A participant’s Bonus Bank balance may not be negative. On termination of employment due to death, disability or retirement or by us without cause, any balance in the Bonus Bank will be paid to the terminating executive officer or his or her designated beneficiary or estate. Executive officers who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any Bonus Bank balance.

During fiscal 2016 our actual performance exceeded the fiscal 2016 targeted goals and, accordingly, bonuses were awarded to our executive officers and our executive officers increased their Bonus Bank accounts under our EVA Bonus Plan in the following amounts:

Name	Fiscal 2016 Total EVA Bonus	Fiscal 2016 Up to 125% of Target Bonus Amount	Fiscal 2016 Addition to Bonus Bank	33% Payout From Bonus Bank	Fiscal 2016 Ending Bonus Bank Balance	Fiscal 2016 Total Paid Bonus Amount
Frank J. Krejci	$142,806	$383,063	$—	$56,575	$113,150	$199,381
Patrick J. Hansen	$62,845	$153,581	$—	$22,214	$44,427	$85,059
Rolando J. Guillot	$44,635	$101,814	$—	$16,348	$32,697	$60,983
Richard P. Messina	$34,858	$66,932	$—	$14,243	$28,486	$49,101
Brian J. Reetz	$36,071	$85,072	$—	$12,300	$24,601	$48,371

At a Compensation Committee meeting held on August 23, 2016, the Committee reviewed the data and calculation for STRATTEC’s fiscal 2017 EVA performance target and subsequently approved an EVA performance target of $4.1 million for fiscal 2017. Pursuant to the terms of the EVA Bonus Plan, the fiscal 2017 EVA performance target was determined by averaging the prior year performance target (i.e., the performance target for fiscal 2016) and the prior year actual EVA amount (i.e., actual EVA for fiscal 2016) and then adding an expected improvement amount set by our Compensation Committee. For fiscal 2017, our Compensation Committee set the expected improvement amount at $250,000.

Discretionary Bonuses.    While we have principally relied on our formula-based cash incentive plans, our named executive officers are eligible to receive discretionary cash bonuses awarded by our Compensation Committee. These discretionary bonuses allow us to recognize extraordinary performance by our named executive officers and to have the flexibility to maintain competitive compensation when needed. When determining whether to grant a discretionary bonus to a named executive officer, the Compensation Committee reviews performance for the prior fiscal year and considers specific performance metrics for STRATTEC for the fiscal year, such as stock performance or financial performance in key areas outside of the performance measures used for formula cash incentives, and other specific achievements occurring during the fiscal year such as extraordinary service to our joint venture partners or completed acquisitions or other significant strategic transactions or initiatives. No discretionary bonuses were awarded to our named executive officers for fiscal 2016, other than a discretionary bonus of $40,000 to Mr. Messina in connection with his extraordinary efforts in supporting and providing services to Vehicle Access Systems Technology LLC, a joint venture relationship entered into by STRATTEC with two other partners.

Equity Based Compensation.    We believe that equity compensation is an effective means of aligning the long-term interests of our employees, including our executive officers, with our shareholders. Our Amended and Restated Stock Incentive Plan authorizes the Compensation Committee to issue both stock options and shares of restricted stock, as well as other forms of equity incentive compensation. To date, awards to our executive officers under the Amended and Restated Stock Incentive Plan have consisted solely of leveraged stock options, traditional nonqualified stock options and shares of restricted stock subject to time-based vesting criteria.

In determining the type and total size of equity awards, the Compensation Committee considers various factors such as the outstanding number of options and shares of restricted stock, the amount of additional shares available for issuance under our Amended and Restated Stock Incentive Plan, the financial statement impact of awards, the level of responsibility of the proposed recipient and his or her performance and the percent of the outstanding shares of our common stock represented by outstanding options and shares of restricted stock.

We have historically made grants of stock options in the form of leveraged stock options pursuant to our leveraged stock option program. The method of calculating the number of leveraged stock options granted to each executive officer and the method of determining their exercise price is set forth in our EVA Bonus Plan and our Amended and Restated Stock Incentive Plan and generally is equal in value to the executive officer’s total bonus payout under the EVA Bonus Plan. Awards of leveraged stock options typically have an exercise price that simulates a stock purchase with 10:1 leverage. Essentially, the exercise price equals the product of 90% of the fair market value of our Common Stock on the date of grant, multiplied by the sum (taken to the 5th power) of (a) 1, plus (b) the Estimated Annual Growth Rate. The Estimated Annual Growth

Rate equals the average daily closing 10-year U.S. Treasury note yield rate for the month of April immediately preceding the relevant determination date, plus 2%. All leveraged stock option grants made in recent years to executive officers have incorporated the following terms:

•	the term of the option does not exceed ten years;

•	the exercise price exceeds the market price of our Common Stock on the date of grant; and

•	the options all vest on the third anniversary of the grant date.

The maximum aggregate number of leveraged stock options to be granted each year is currently set at 40,000. If the total bonus payout under our Economic Value Added program produces more than 40,000 leveraged stock options in any fiscal year, then the leveraged stock options granted for that year will be reduced pro-rata based on proportionate total bonus payouts under the EVA Bonus Plan. The amount of any such reduction shall be carried forward to subsequent years and awarded in leveraged stock options to the extent the annual limitation is not exceeded in future years.

Our Compensation Committee decided not to award any leveraged stock options to our named executed officers with respect to our fiscal year 2016 performance. Moreover, our Compensation Committee did not award to our named executive officers any additional shares of restricted stock in lieu of such option grants as it did, as described below, with respect to fiscal 2015.

In addition to leveraged stock options, our Compensation Committee, in its discretion, periodically approves grants of nonqualified stock options to our executive officers. The nonqualified stock option grants historically have incorporated the following terms:

•	the term of the option does not exceed ten years;

•	the exercise price is not less than the market price of our Common Stock on the date of grant; and

•	the options vest pro rata on the anniversary of the grant date over a four year period (i.e., 25% per year).

In fiscal 2016, our Compensation Committee did not approve any grants of nonqualified stock options to any of our executive officers.

Since 2005 our Compensation Committee has annually granted awards of shares of restricted stock to our named executive officers. The shares of restricted stock awarded under our Amended and Restated Stock Incentive Plan have historically vested three or five years after the grant date and have all the rights of our shares of Common Stock (including voting rights), other than the right to receive cash dividends while such shares are not vested. The maximum number of restricted shares that may be awarded in any plan year to all participants is capped at 40,000 shares. Beginning in fiscal 2015 and lieu of issuing leveraged stock options to our named executive officers, our Compensation Committee began awarding to our named executive officers additional shares of restricted stock vesting on the fifth anniversary of the grant date. These shares of restricted stock also have all the rights of our shares of Common Stock (including voting rights), other than the right to receive cash dividends while such shares are not vested.

Our Compensation Committee awarded to each of our executive officers two separate grants of shares of restricted stock (in lieu of making grants of leveraged stock options) on August 19, 2015 based upon both our financial performance and each respective named executive officer’s individual performance for fiscal 2015, also taking into account such officer’s position, duties and level of responsibility. Mr. Krejci was awarded 2,000 and 2,250 shares of restricted stock, Mr. Hansen was awarded 1,500 and 950 shares of restricted stock, Mr. Guillot was awarded 1,000 and 640 shares of restricted stock, Mr. Messina was awarded 1,000 and 640 shares of restricted stock and Mr. Reetz was awarded 1,000 and 520 shares of restricted stock. These shares of restricted stock vest on the third and fifth anniversaries, respectively, of the grant date and have all the rights of our shares of Common Stock (including voting rights), other than the right to receive cash dividends while such shares are not vested. These shares of restricted stock all had a grant date fair value per share of $69.02 as determined pursuant to FASB Accounting Standards Codification Topic 718.

On August 23, 2016, the Compensation Committee also made specified grants of shares of restricted stock based upon our financial performance and each respective named executive officer’s individual performance for fiscal 2016 of 2,025 shares to Mr. Krejci, 1,500 shares to Mr. Hansen, 1,200 shares to each of Mr. Guillot and Mr. Messina and 1,050 shares to Mr. Reetz. These shares of restricted stock will vest one-third each year over a three year period on the anniversary of the grant date and have all the rights of our shares of Common Stock (including voting rights), other than the right to receive cash dividends while such shares are not vested. These shares of restricted stock had a grant date fair value per share of $43.87 as determined pursuant to FASB Accounting Standards Codification Topic 718.

Perquisites and Other Compensation.    Our named executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, including participation in medical, health, dental, disability, life insurance and 401(k) plans. In addition, our named executive officers each receive at least two times their annual base salary up to $500,000 of group term life insurance coverage. These benefits are included in the Summary Compensation Table in the “All Other Compensation” column.

Retirement Benefits.    We maintain a defined benefit retirement plan that covers substantially all of our United States employees, including our named executive officers. Under this qualified retirement plan our employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security benefits (prorated if years of credited service are less than 30). Compensation under this qualified retirement plan includes the compensation as shown in the Summary Compensation Table under the headings “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” subject to a maximum compensation amount set by law ($265,000 in 2016). Effective January 1, 2010, an amendment to the qualified retirement plan discontinued the benefit accruals for salary increases and credited service rendered after December 31, 2009.

Our executive officers also participated during fiscal 2016 in a Supplemental Executive Retirement Plan (SERP). The SERP is a non-qualified supplemental retirement plan program which, prior to January 1, 2014, essentially mirrored the qualified retirement plan described above, but provided benefits in excess of certain limits placed on our qualified retirement plan by the Internal Revenue Code. The benefits provided under the SERP were therefore primarily those that would have been provided under the terms of our qualified retirement plan except for the application of the Internal Revenue Code limits. Consequently, prior to January 1, 2014, under our SERP, executive officers were provided with additional increments of (a) 0.50% of the employee’s average of the highest 5 years of compensation (as limited under the defined benefit retirement plan) per year of credited service over the benefits payable under the qualified retirement plan to nonbargaining unit employees and (b) 2.1% of the compensation exceeding the qualified retirement plan dollar compensation limit per year of credited service. We have created a Rabbi Trust for deposit of the aggregate present value of the benefits described above for our executive officers.

On October 8, 2013, our Board of Directors approved certain amendments to the SERP which amendments were effective as of December 31, 2013. The amendments generally simplified the SERP by revising the benefit calculation formula. Specifically, the amendments to the SERP generally provided for the following:

•	Each participant’s accrued benefit on December 31, 2013 was determined as a lump-sum benefit that was credited to an account established for the participant (the “Conversion Account”).

•	STRATTEC will credit 8% of a participant’s base salary and cash bonus each December 31, beginning with December 31, 2014 (the “Company Defined Contribution Account”) to the participant’s account.

•	As amended, the SERP provides a supplemental retirement benefit to each participant consisting of the Conversion Account, the Company Defined Contribution Account and credited interest on each account. The credited interest rate equals 120% of the long-term Applicable Federal Rate published by the Internal Revenue Service (“AFR”) determined each January 1, credited to the balance of each participant’s account.

•	For the Company Defined Contribution Account, STRATTEC will first credit interest as of January 1, 2016. The interest amount is equal to the participant’s Company Defined Contribution Account balance as of December 31, 2014 multiplied by 120% of the long-term AFR for January 2015. The same method to credit interest is used for each subsequent December 31.

•	For the Conversion Account, STRATTEC first credited interest as of January 1, 2015. The interest amount is equal to the participant’s Conversion Account balance as of December 31, 2013 multiplied by 120% of the long-term AFR for January 2014. The same method to credit interest is used for each subsequent December 31.

•	If a participant has a separation from service during the plan year, STRATTEC will credit interest to the participant account(s) on a pro-rata basis.

•	All participants as of December 31, 2013 were deemed to be vested and individuals who began participating in the SERP on or after January 1, 2014 are subject to a five-year vesting schedule.

•	A lump-sum benefit shall be the only distribution option available under the SERP.

•	Each participant chooses, by having made an election before the date the participant or employee becomes eligible for the Company Defined Contribution Account, whether the Company Defined Contribution Account will be paid six months after the participant’s separation from service or whether half will be paid six months after the participant’s separation from service and the remaining half paid 18 months after the participant’s separation from service.

Change of Control and Severance Benefits

We have entered into an employment agreement and a change of control agreement with each of our named executive officers. The employment agreements set forth the current terms and conditions for employment of the executive officers, and include severance benefits and noncompetition and confidentiality covenants restricting the executive’s activities both during and for a period of time after employment. The change of control employment agreements guarantee the employee continued employment following a “change of control” on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change of control. These change of control agreements become effective only upon a defined change of control of STRATTEC, or if the employee’s employment is terminated upon, or in anticipation of, such a change of control, and automatically supersede any existing employment agreement. These agreements are summarized in more detail below under “Employment Agreements” and “Post-Employment Compensation.”

The employment agreements with the named executive officers provide for continuation of salary and health and dental coverage benefits for a period after termination of employment because of the death or disability of the executive officer or because of a termination of employment by us other than for cause (as defined in the employment agreements). We believe that these severance benefits are important as a recruiting and retention device and represent reasonable consideration in exchange for the noncompetition, confidentiality and other restrictions applicable to the executive officers under the employment agreements. The terms of these arrangements and the amount of benefits available to the named executive officers are described below under “Post-Employment Compensation.”

Under the change of control agreements, if during the employment term (three years from the change in control) the employee is terminated other than for cause (as defined in the agreements) or if the employee voluntarily terminates his employment for good reason (as defined in the agreements) or during a 30-day window period one year after a change of control, the employee is entitled to specified severance benefits, including a lump sum payment of three or two (depending upon which executive officer) times the sum of the employee’s annual salary, plus a payment equal to the executive officer’s highest annual bonus (determined as provided in the agreement)

and the continuation of certain benefits. Again, we believe that these severance benefits are important as a recruiting and retention device.

Additionally, under our Amended and Restated Stock Incentive Plan, all outstanding stock options immediately vest upon a change in control and all forfeiture or other vesting restrictions on outstanding shares of restricted stock lapse upon a change in control.

Tax and Accounting Considerations

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for non-performance-based compensation over $1,000,000 paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers. Through the end of fiscal 2016, we do not believe that any of the compensation paid to our executive officers exceeded the limit on deductibility in Section 162(m). Nonetheless, certain compensation paid or imputed to individual executive officers covered by Section 162(m) may not satisfy the requirements for “performance-based compensation” and may cause non-performance-based compensation to exceed the $1,000,000 limit, and would then not be deductible by us to the extent in excess of the $1,000,000 limit. Although the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the shareholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Timing of Equity Incentive Grants

We have a practice of making leveraged stock option grants (if any) and awards of shares of restricted stock (if any) to employees annually on the date of the quarterly meeting of our Board of Directors held in August of each year, after we announce earnings for the prior fiscal year. The Compensation Committee may, at its discretion, periodically approve grants or additional grants of nonqualified stock options and/or shares of restricted stock to executive officers and other key employees. Typically, these grants are made for retention purposes or as a result of a change in an officer’s responsibilities and duties. The grant date for all classes of stock options and restricted stock (other than inducement grants to new employees) is always the date of approval of the grant by our Board of Directors or the Compensation Committee, as applicable, and the grant date for inducement grants to new employees is the first date of employment. During fiscal 2016, the Compensation Committee approved awards tied to fiscal 2015 performance to our executive officers and certain key employees of shares of restricted stock at the Board of Directors regular meeting held August 19, 2015. Additionally, based upon fiscal 2016 performance, the Compensation Committee approved awards of shares of restricted stock to our executive officers and certain key employees at a meeting held August 23, 2016.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with our management and, based on such review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Koss (Chairman)
David R. Zimmer
Thomas W. Florsheim, Jr.

Summary Compensation Table

The following table provides information for fiscal 2016, 2015 and 2014 concerning the compensation paid by us to the person who served as our principal executive officer during fiscal 2016, the person who served as our principal financial officer during fiscal 2016 and our three other most highly compensated executive officers based on their total compensation in fiscal 2016. We refer to these five executive officers as our “named executive officers” in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary		Bonus (1)		Option Awards (2)		Stock Awards (3)		Non-Equity Incentive Plan Compensation (4)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)		All Other Comp- ensation (6)		Total
Frank J. Krejci,	2016		$408,600		—		—		$293,335		$199,381		$13,726		$22,198		$937,240
President and Chief Executive Officer	2015		$370,333		—		$142,864		$141,800		$432,051		$13,306		$20,621		$1,120,975
	2014		$350,917		$15,219		$252,449		$71,780		$414,617		$414,317		$18,305		$1,537,604
Patrick J. Hansen,	2016		$273,033		—		—		$169,099		$85,059		$96,889		$16,706		$640,786
Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2015 2014	$ $	259,750 251,067	$	— 18,180	$ $	61,128 113,567	$ $	106,350 53,835	$ $	179,429 176,448	$ $	78,215 104,180	$ $	17,980 19,589	$ $	702,852 736,866

Rolando J. Guillot,	2016		$232,717		—		—		$113,193		$60,983		$116,105		$15,039		$538,037
Vice President-Mexican Operations	2015		$220,917		—		$41,217		$92,170		$121,173		$55,786		$16,066		$547,329
	2014		$212,617		$2,899		$75,418		$57,890		$119,346		$73,955		$14,953		$557,078
Richard P. Messina,	2016		$214,183		$40,000		—		$113,193		$49,101		$5,159		$27,097		$448,733
Vice President-Global Sales and Access Control Products	2015 2014	$ $	200,983 189,816	$ $	38,500 16,229	$ $	36,677 64,343	$ $	92,170 59,025	$ $	84,172 106,261	$ $	3,485 3,181	$ $	28,089 27,483	$ $	484,076 466,338

Brian J. Reetz,	2016		$194,450		—		—		$104,910		$48,371		$54,006		$9,018		$410,755
Vice President-Security Products	2015		$183,517		—		$32,834		$70,900		$98,740		$38,665		$15,771		$440,427
	2014		$176,350		$3,614		$60,124		$35,890		$95,532		$92,918		$17,674		$482,102

Explanatory Notes for Summary Compensation Table:

1. These amounts represent awards of discretionary bonus payments made by our Compensation Committee. For fiscal year 2016, Mr. Messina received a discretionary bonus of $40,000 in connection with his extraordinary efforts in supporting and providing services to Vehicle Access Systems Technology LLC (“VAST”), a joint venture relationship entered into by STRATTEC with two other partners. For fiscal year 2015, Mr. Messina received a discretionary bonus of $38,500 in connection with his extraordinary efforts in supporting and providing services to VAST. For fiscal year 2014 and in connection with the amendment of the Supplemental Executive Retirement Plan, our named executive officers received bonus payments on December 31, 2013 equivalent to the amount to reimburse them for the amount, if any, of any FICA tax liability due to the conversion of their benefit to a lump-sum benefit. Additionally, for fiscal 2014 Mr. Messina received a discretionary bonus of $14,125 in connection with his extraordinary efforts in supporting and providing services to VAST.

2. The amounts in this column reflect the dollar value of long-term equity based compensation awards granted in the form of stock options pursuant to the terms of our Amended and Restated Stock Incentive Plan during the fiscal years indicated in the table. These amounts equal the grant date fair value of stock options, computed in accordance with FASB Accounting Standards Codification

Topic 718, granted during such fiscal year. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock-Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2016 Annual Report on Form 10-K filed with the Commission on September 8, 2016 and such information is incorporated herein by reference.

3. The amounts in this column reflect the dollar value of long-term equity based compensation awards granted in the form of shares of restricted stock pursuant to the terms of our Amended and Restated Stock Incentive Plan during the fiscal years indicated in the table. These amounts equal the grant date fair value of shares of restricted stock, computed in accordance with FASB Accounting Standards Codification Topic 718, granted during such fiscal year. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock-Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2016 Annual Report on Form 10-K filed with the Commission on September 8, 2016 and such information is incorporated herein by reference.

4. This column discloses the dollar value of all amounts earned by the named executive officers under our Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers for performance related to the applicable fiscal year which were tied to long-term incentive performance targets. Amounts added to each named executive officer’s Bonus Bank with respect to the applicable fiscal year under the Amended Economic Value Added Bonus Plan, but not paid with respect to that fiscal year, are not included in this column because the amounts are “at risk.” Accordingly, amounts in this column include the portion of any Bonus Bank amount paid with respect to performance for the applicable fiscal year to the named executive officer with respect to that fiscal year and with respect to prior fiscal years. See “Compensation Analysis and Discussion” above.

5. “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” includes for the applicable fiscal year the aggregate increase in the actuarial present value of each named executive officer’s accumulated benefit under our defined benefit pension plan and amended supplemental executive retirement plan, using the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements for the applicable fiscal year.

6. The table below shows the components of this column, which include our match for each individual’s 401(k) plan contributions, the cost of premiums paid by us for term life insurance under which the named executive officer is a beneficiary, dividends paid on shares of unvested restricted stock previously granted to the named executive officers, which dividends were not included in the grant date fair value calculation for the restricted stock awards, and perquisites. The perquisites consist of, for Mr. Hansen, with respect to 2015 and 2014, gift cards in the amount of $1,000 and $3,000, respectively, for Mr. Guillot, with respect to fiscal 2015 a gift card in the amount of $1,000, for Mr. Messina, with respect to each of fiscal 2016, 2015 and 2014, gift cards in the amount of $2,000, $3,130 and $2,000, respectively, and an automobile allowance of $9,600 per fiscal year for each of fiscal 2016, 2015 and 2014, and for Mr. Reetz, with respect to fiscal 2014, a gift card in the amount of $2,000. The gift cards are given to employees as part of a program to incentivize them to utilize the lowest cost airfares for international travel. This program is available to all employees who primarily travel to Asia on company business.

Name	Year	401(k) Match	Life Insurance	Dividends	Perquisites	Total “All Other Compensation”
Frank J. Krejci	2016	$14,300	$6,858	$1,040	$—	$22,198
	2015	$13,490	$5,211	$1,920	$—	$20,621
	2014	$13,212	$2,673	$2,420	$—	$18,305
Patrick J. Hansen	2016	$13,604	$2,322	$780	$—	$16,706
	2015	$13,218	$2,322	$1,440	$1,000	$17,980
	2014	$12,965	$1,776	$1,848	$3,000	$19,589
Rolando J. Guillot	2016	$13,562	$749	$728	$—	$15,039
	2015	$13,208	$706	$1,152	$1,000	$16,066
	2014	$12,958	$675	$1,320	$—	$14,953
Richard P. Messina	2016	$13,673	$1,044	$780	$11,600	$27,097
	2015	$13,355	$804	$1,200	$12,730	$28,089
	2014	$13,919	$589	$1,375	$11,600	$27,483
Brian J. Reetz	2016	$6,749	$1,749	$520	$—	$9,018
	2015	$13,177	$1,634	$960	$—	$15,771
	2014	$12,881	$1,561	$1,232	$2,000	$17,674

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were granted to the named executive officers during fiscal year 2016, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. Non-equity incentive plan awards are awards that are not subject to FASB Accounting Standards Codification Topic 718 and are intended to serve as an incentive for performance to occur over a specified period, and for STRATTEC consist of performance bonus awards under our Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers. We have not granted any equity incentive-based awards, which are equity awards subject to a performance condition or a market condition as those terms are defined by FASB Accounting Standards Codification Topic 718.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock		Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum
Frank J. Krejci	08/19/15	—	—	—	—	2,000	(2)	—	$138,040
	08/19/15	—	—	—	—	2,250	(3)	—	$155,295
	—	$0	$306,450	$383,063	—	—		—	—
Patrick J. Hansen	08/19/15	—	—	—	—	1,500	(2)	—	$103,530
	08/19/15	—	—	—	—	950	(3)	—	$65,569
	—	$0	$122,865	$153,581	—	—		—	—
Rolando J. Guillot	08/19/15	—	—	—	—	1,000	(2)	—	$69,020
	08/19/15	—	—	—	—	640	(3)	—	$44,173
	—	$0	$81,451	$101,814	—	—		—	—
Richard P. Messina	08/19/15	—	—	—	—	1,000	(2)	—	$69,020
	08/19/15	—	—	—	—	640	(3)	—	$44,173
	—	$0	$53,546	$66,932	—	—		—	—
Brian J. Reetz	08/19/15	—	—	—	—	1,000	(2)	—	$69,020
	08/19/15	—	—	—	—	520	(3)	—	$35,890
	—	$0	$68,058	$85,072	—	—		—	—

1.

These amounts show the range of payouts targeted for fiscal 2016 performance under our Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers as described in the section of this Proxy Statement titled “Compensation Discussion and Analysis.” The Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers entitles our participants to earn bonus awards based upon our financial performance and the participant’s individual performance for a given fiscal year. The targeted bonus amounts are equal to a percentage of the executive officer’s base salary (see the “Summary Compensation Table”). The target was set at 75% of base salary for Mr. Krejci, 45% of base salary for Mr. Hansen, 35% of base salary for each of Mr. Guillot and Mr. Reetz and 25% of base salary for Mr. Messina. Any amounts earned under the EVA Bonus Plan in excess of 125% of the target bonus are added to a Bonus Bank for each executive officer, with one-third of the Bonus Bank balance, consisting of the excess arising during the applicable fiscal year and the two prior fiscal years, being paid with respect to the current fiscal year and one-third being paid with respect to each of the subsequent two fiscal years. The payments with respect to the subsequent two fiscal years are subject to certain “at-risk” provisions described above under “Compensation Discussion and Analysis.” The amount under the column “Maximum” is limited to 125% of the target bonus award. Amounts in excess of 125% of the target award are placed into a Bonus Bank and are subject to certain “at risk” provisions referenced above. See “Compensation Discussion and Analysis” for the amount of the Bonus Bank paid to the named executive officers in fiscal 2016.

2.	The restricted stock awards were granted on August 19, 2015 and vest on August 19, 2018, the three-year anniversary of the grant date.

3.	The restricted stock awards were granted on August 19, 2015 and vest on August 19, 2020, the five-year anniversary of the grant date.

4.	The value of the restricted stock or option award is based upon the grant date fair value of $69.02 per share for each share of restricted stock awarded on August 19, 2015, determined pursuant to FASB Accounting Standards Codification Topic 718. The grant date fair value is the amount we expense in our financial statements over the award’s vesting schedule. See the Notes to our Consolidated Financial Statements in the fiscal year 2016 Annual Report on Form 10-K filed with the Commission on September 8, 2016 for the assumptions we relied on in determining the value of these awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding option and unvested restricted stock awards held by the named executive officers at our fiscal year ending July 3, 2016, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option and the number of shares of restricted stock held at the fiscal year end that have not yet vested.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)
Frank J. Krejci	12,000	—	18.49	01/01/20	(1)	2,000	(9)	84,660
	8,610	—	26.53	08/22/21	(2)	2,000	(10)	84,660
	13,093	—	25.64	08/20/22	(3)	2,000	(11)	84,660
	—	14,360	38.71	08/21/23	(4)	2,250	(12)	95,243
	—	4,090	79.73	08/20/24	(5)	—		—
Patrick J. Hansen	6,801	—	25.64	08/20/22	(3)	1,500	(9)	63,495
	—	6,460	38.71	08/21/23	(4)	1,500	(10)	63,495
	—	1,750	79.73	08/20/24	(5)	1,500	(11)	63,495
	—	—	—	—		950	(12)	40,214
Rolando J. Guillot	6,000	—	17.59	12/09/19	(6)	1,000	(9)	42,330
	2,880	—	26.53	08/22/21	(2)	400	(13)	16,932
	4,424	—	25.64	08/20/22	(3)	1,300	(10)	55,029
	—	4,290	38.71	08/21/23	(4)	1,000	(11)	42,330
	—	1,180	79.73	08/20/24	(5)	640	(12)	27,091
Richard P. Messina	3,752	—	25.64	08/20/22	(3)	1,000	(9)	42,330
	—	3,660	38.71	08/21/23	(4)	300	(14)	12,699
	—	1,050	79.73	08/20/24	(5)	200	(13)	8,466
	—	—	—	—		1,300	(10)	55,029
	—	—	—	—		1,000	(11)	42,330
	—	—	—	—		640	(12)	27,091
Brian J. Reetz	2,914	—	10.92	02/26/19	(7)	1,000	(9)	42,330
	2,290	—	26.53	08/22/21	(2)	1,000	(10)	42,330
	3,534	—	25.64	08/20/22	(3)	1,000	(11)	42,330
	—	3,420	38.71	08/21/23	(4)	520	(12)	22,012
	—	940	79.73	08/20/24	(5)	—		—

(1)	The common stock option vested pro rata over a four-year period on each of January 1, 2011, January 1, 2012, January 1, 2013 and January 1, 2014.

(2)	The common stock option vested on August 22, 2014, the three year anniversary of the grant date.

(3)	The common stock option vested on August 20, 2015, the three year anniversary of the grant date.

(4)	The common stock option vested on August 21, 2016, the three year anniversary of the grant date.

(5)	The common stock option vests on August 20, 2017, the three year anniversary of the grant date.

(6)	The common stock option vested pro rata over a four-year period on each of December 9, 2010, December 9, 2011, December 9, 2012 and December 9, 2013.

(7)	The common stock option vested pro rata over a four-year period on each of February 26, 2010, February 26, 2011, February 26, 2012 and February 26, 2013.

(8)	Market value equals the closing market price of our common stock on July 1, 2016, the last trading day prior to our fiscal year end of July 3, 2016, which was $42.33, multiplied by the number of shares of restricted stock.

(9)	The shares of restricted stock vested on August 21, 2016, the third anniversary of the grant date.

(10)	The shares of restricted stock vest on August 20, 2017, the third anniversary of the grant date.

(11)	The shares of restricted stock vest on August 19, 2018, the third anniversary of the grant date.

(12)	The shares of restricted stock vest on August 19, 2020, the fifth anniversary of the grant date.

(13)	The shares of restricted stock vest on February 17, 2017, the third anniversary of the grant date.

(14)	The shares of restricted stock vest on October 8, 2016, the third anniversary of the grant date.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options exercised and the restricted stock awards that vested during fiscal 2016 for each of the named executive officers on an aggregate basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Frank J. Krejci	49	2,204	2,000	137,000
Patrick J. Hansen	—	—	1,500	102,750
Rolando J. Guillot	—	—	1,000	68,500
Richard P. Messina	—	—	1,000	68,500
Brian J. Reetz	—	—	1,000	68,500

(1)	Value realized equals the market value of our common stock at the time of exercise (which equals, if applicable, the sale price if exercised and sold under a cashless exercise program), minus the exercise price, multiplied by the number of shares acquired on exercise.

(2)	Value realized equals the market price of our common stock at the time of vesting, multiplied by the number of shares that vested. All of the shares vested on the third anniversary of the grant date or August 20, 2015. The closing market price of our common stock on August 20, 2015 was $68.50.

Pension Benefits Table

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each STRATTEC defined benefit plan as of our fiscal year ending July 3, 2016, assuming benefits are paid at normal retirement age based on current levels of compensation. The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the named executive officers are included under the caption “Retirement Plans and Postretirement Costs” included in the Notes to Consolidated Financial Statements in the fiscal year 2016 Annual Report on Form 10-K filed with the Commission on September 8, 2016, and such information is incorporated herein by reference. The table also shows the number of years of credited service under each plan, computed as of the same pension plan measurement date used in STRATTEC’s audited financial statements for the year ended July 3, 2016. The table also reports any pension benefits paid to each named executive officer during the year.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Frank J. Krejci	STRATTEC SECURITY CORP. Retirement Plan	*	—	—
	Non-Qualified Supplemental Executive Retirement Plan **	7	$441,349	—
Patrick J. Hansen	STRATTEC SECURITY CORP. Retirement Plan	15	$578,754	—
	Non-Qualified Supplemental Executive Retirement Plan **	18	$446,235	—
Rolando J. Guillot	STRATTEC SECURITY CORP. Retirement Plan	20	$761,176	—
	Non-Qualified Supplemental Executive Retirement Plan **	12	$78,430	—
Richard P. Messina	STRATTEC SECURITY CORP. Retirement Plan	1	$22,251	—
	Non-Qualified Supplemental Executive Retirement Plan **	8	$31,456	—
Brian J. Reetz	STRATTEC SECURITY CORP. Retirement Plan	26	$843,377	—
	Non-Qualified Supplemental Executive Retirement Plan **	9	$69,293	—

*	Effective January 1, 2010, benefit accruals under the STRATTEC defined benefit retirement plan for service after December 31, 2009 was terminated. Accordingly, Mr. Krejci is not eligible to participate in this plan.

**	Effective December 31, 2013, the SERP was amended to generally simplify the benefit calculation formula. See “Post-Employment Compensation-Retirement Plan and Supplemental Executive Retirement Plan” below for additional information.

Employment Agreements

Each of our named executive officers has signed an employment agreement with STRATTEC. The term of each employment agreement automatically extends for one year each June 30 unless either party gives 30 days’ notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to such other duties that may be assigned from time to time. We agree to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all of our other salaried employees who are in comparable positions.

The terms of these employment agreements generally include the following:

•	each of these executive officers is entitled to participate in our bonus plans (including our Amended Economic Value Added Bonus Plan for Executive Officers and Senior Managers) and our Amended and Restated Stock Incentive Plan;

•	each of these executive officers is eligible to participate in any medical, health, dental, disability and life insurance policy that we maintain for the benefit of our other senior management;

•	each of these executive officers will also receive at our expense group term life insurance coverage equal to two times their base salary subject to a maximum amount of coverage equal to $500,000;

•	each of these executive officers has agreed not to compete with us during employment and for a period equal to the shorter of one year following termination of employment or the duration of the employee’s employment with us and has agreed to maintain the confidentiality of our proprietary information and trade secrets during the term of employment and for two years thereafter; and

•	each employment agreement contains severance benefits, which are summarized below under “Post-Employment Compensation.”

Post-Employment Compensation

401(k) Plan Benefits

Our U.S.-based executive officers are eligible to participate in our 401(k) plan on the same terms as our other U.S.-based employees. The match in our 401(k) plan is 100% on the first 5% of an employee’s annual wages (up to the federal limit). All of our executive officers participated in our 401(k) plan during fiscal 2016 and received matching contributions in accordance with the foregoing methodology.

Retirement Plan and Supplemental Executive Retirement Plan

We maintain a defined benefit retirement plan covering all executive officers and substantially all other employees in the United States. Under this qualified defined benefit retirement plan, nonbargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security benefits (prorated if years of credited service are less than 30). Compensation under the qualified defined benefit retirement plan includes the compensation as shown in the Summary Compensation Table under the headings “Salary,” “Bonus,” and “Non-Equity Incentive Plan Compensation” subject to a maximum compensation amount set by law ($265,000 in 2016). Effective January 1, 2010, an amendment to the qualified retirement plan discontinued the benefit accruals for salary increases and credited service rendered after December 31, 2009.

Our executive officers also participated during fiscal 2016 in a Supplemental Executive Retirement Plan (SERP). The SERP is a non-qualified supplemental retirement plan program which, prior to January 1, 2014, essentially mirrored the qualified retirement plan described above, but provided benefits in excess of certain limits placed on our qualified retirement plan by the Internal Revenue Code. The benefits provided under the SERP were therefore primarily those that would have been provided under the terms of our qualified retirement plan except for the application of the Internal Revenue Code limits. Consequently, prior to January 1, 2014, under our SERP, executive officers were provided with additional increments of (a) 0.50% of the employee’s average of the highest 5 years of compensation (as limited under the defined benefit retirement plan) per year of credited service over the benefits payable under the qualified retirement plan to nonbargaining unit employees and (b) 2.1% of the compensation exceeding the qualified retirement plan dollar compensation limit per year of credited service. We have created a Rabbi Trust for deposit of the aggregate present value of the benefits described above for our executive officers.

On October 8, 2013, our Board of Directors approved certain amendments to the SERP which amendments were effective as of December 31, 2013. The amendments generally simplified the SERP by revising the benefit calculation formula. Specifically, the amendments to the SERP generally provided for the following:

•	Each participant’s accrued benefit on December 31, 2013 was determined as a lump-sum benefit that was credited to an account established for the participant (the “Conversion Account”).

•	STRATTEC will credit 8% of a participant’s base salary and cash bonus each December 31, beginning with December 31, 2014 (the “Company Defined Contribution Account”) to the participant’s account.

•

As amended, the SERP provides a supplemental retirement benefit to each participant consisting of the Conversion Account, the Company Defined Contribution Account and credited interest on each account. The credited interest rate equals 120% of the long-term

Applicable Federal Rate published by the Internal Revenue Service (“AFR”) determined each January 1, credited to the balance of each participant’s account.

•	For the Company Defined Contribution Account, STRATTEC will first credit interest as of January 1, 2016. The interest amount is equal to the participant’s Company Defined Contribution Account balance as of December 31, 2014 multiplied by 120% of the long-term AFR for January 2015. The same method to credit interest is used for each subsequent December 31.

•	For the Conversion Account, STRATTEC first credited interest as of January 1, 2015. The interest amount is equal to the participant’s Conversion Account balance as of December 31, 2013 multiplied by 120% of the long-term AFR for January 2014. The same method to credit interest is used for each subsequent December 31.

•	If a participant has a separation from service during the plan year, STRATTEC will credit interest to the participant account(s) on a pro-rata basis.

•	All participants as of December 31, 2013 were deemed to be vested and individuals who began participating in the SERP on or after January 1, 2014 are subject to a five-year vesting schedule.

•	A lump-sum benefit shall be the only distribution option available under the SERP.

•	Each participant chooses, by having made an election before the date the participant or employee becomes eligible for the Company Defined Contribution Account, whether the Company Defined Contribution Account will be paid six months after the participant’s separation from service or whether half will be paid six months after the participant’s separation from service and the remaining half paid 18 months after the participant’s separation from service.

The following table shows total estimated annual benefits payable from the qualified defined benefit retirement plan and the SERP to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single life basis and adjusted for the projected Social Security offset:

	Annual Pension Payable for Life
	After Specified Years of Credited Service
Average Annual Compensation	10 Years	20 Years	30 Years	40 Years
$100,000	$17,500	$35,000	$52,500	$70,000	*
150,000	28,000	56,000	84,000	105,000	*
200,000	38,500	77,000	115,500	140,000	*
250,000	49,000	98,000	147,000	175,000	*
300,000	59,500	119,000	178,500	210,000	*
350,000	70,000	140,000	210,000	245,000	*
400,000	80,500	161,000	241,500	280,000	*
450,000	91,000	182,000	273,000	315,000	*
500,000	101,500	203,000	304,500	350,000	*
550,000	112,000	224,000	336,000	385,000	*
600,000	122,500	245,000	367,700	420,000	*
650,000	133,000	266,000	399,000	455,000	*
700,000	143,500	287,000	430,500	490,000	*

*	Figures reduced to reflect the maximum limitation under the plans of 70% of compensation.

The above table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended, on pensions paid under federal income tax qualified plans. However, an executive officer covered by our program will receive the full pension to which he or she would be entitled in the absence of such limitations.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements and change of control employment agreements with each of our named executive officers that provide for severance benefits following a termination of employment, as well as provide employment benefits in connection with a change of control (as defined in the change of control agreements).

The employment agreements with our named executive officers provide that if the executive officer’s employment is terminated as a result of the death or disability of such executive officer, then the executive officer (or his or her beneficiary) is entitled to continuation of the executive officer’s then effective base salary for a period of six months after termination and continuation of health and dental coverage for such six month period after termination of employment. If the executive officer’s employment is terminated by us without cause (as defined in the employment agreements), then the executive officer will be entitled to continuation (1) of the executive officer’s then effective base salary for twelve months in the case of Mr. Krejci and, for each other executive officer, for a minimum of six months after termination or a maximum of twelve months with each executive officer receiving one month credit for each year of service as an officer of STRATTEC and (2) of health and dental coverage for such six to twelve month period, as applicable.

Each of our named executive officers has also signed a change of control employment agreement which guarantees the employee continued employment following a change of control (as defined in the agreements) on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change of control. Such agreements become effective only upon a defined change of control of STRATTEC, or if the employee’s employment is terminated upon, or in anticipation of such a change of control, and automatically supersede any existing employment agreement once they become effective. Under these agreements, if during the employment term (three years from the date of the change of control), the employee is terminated other than for cause (as defined in the agreements) or if the employee voluntarily terminates his or her employment for good reason (as defined in the agreements) or during a 30-day window period one year after a change of control, then the executive officer is entitled to specified severance benefits, including (1) a lump sum payment of three (with respect to Mr. Krejci) or two (with respect to each other named executive officer) times the employee’s annual base salary, (2) a payment equal to the executive officer’s highest annual bonus (determined as provided in the agreement) and (3) continuation of certain fringe and other benefits.

Effective as of July 1, 2016, we amended the change of control employment agreements with each of our named executive officers to simplify the calculation for determining the executive officer’s highest annual bonus. Under the revised agreements, the amount of the termination payment tied to the annual bonus is equal to the highest cash bonus paid to the named executive officer by STRATTEC and its affiliates collectively during the ten fiscal year period immediately preceding the fiscal year during which the change of control has occurred.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated on the last day of, but prior to, our fiscal year end (July 3, 2016) under circumstances requiring payment of severance benefits as described above other than in connection with a change of control.

Potential Severance Under Employment Agreements

Name	Salary	Benefits(1)	Total
Frank J. Krejci	$416,500	$19,454	$435,954
Patrick J. Hansen	$275,400	$11,626	$287,026
Rolando J. Guillot	$215,233	$17,833	$233,066
Richard P. Messina	$126,292	$11,348	$137,640
Brian J. Reetz	$147,300	$9,490	$156,790

(1)	The benefits consist of expenses for the continuation of health and dental coverage for a six to twelve month period, as applicable.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated on the last day of, but prior to, our fiscal year end (July 3, 2016) under circumstances requiring payment of severance benefits as described above in connection with a change of control.

Potential Severance Payments Under Change of Control Agreements Following a Change of Control

Name	Salary	Bonus(1)	Benefits(2)	Total
Frank J. Krejci	$1,249,500	$432,051	$58,363	$1,739,914
Patrick J. Hansen	$550,800	$179,429	$23,251	$753,480
Rolando J. Guillot	$469,600	$121,173	$38,909	$629,682
Richard P. Messina	$433,000	$122,672	$38,909	$594,581
Brian J. Reetz	$392,800	$98,740	$25,308	$516,848

(1)	The bonus amount is based upon a payment equal to the executive officer’s highest annual bonus payments (determined as provided in the applicable change of control agreement) that were paid (taking into account the application of the bonus bank feature in our Amended and Restated Stock Incentive Plan and the 33% payout thereof in each fiscal year) with respect to the applicable fiscal year or years.

(2)	The benefits consist of expenses for the continuation of health and dental coverage for a three (with respect to Mr. Krejci) or two (with respect to all other named executive officers) year period.

Our Amended and Restated Stock Incentive Plan also provides for immediate vesting of all outstanding options and the lapse of any forfeiture provisions or other vesting restrictions on outstanding shares of restricted stock upon a change in control of STRATTEC. The following table sets forth the unvested stock options and shares of unvested restricted stock held by our named executive officers as of July 3, 2016 that would become vested in the event of a change in control of STRATTEC.

Name	Number of Shares Underlying Unvested Options	Unrealized Value of Unvested Options(1)	Number of Shares of Restricted Stock that are Unvested	Unrealized Value of Unvested Restricted Stock(2)
Frank J. Krejci	18,450	$51,983	8,250	$349,223
Patrick J. Hansen	8,210	$23,385	5,450	$230,699
Rolando Guillot	5,470	$15,530	4,340	$183,712
Richard P. Messina	4,710	$13,249	4,440	$187,945
Brian J. Reetz	4,360	$12,380	3,520	$149,002

(1)	Unrealized value equals the closing market value of our Common Stock as of July 1, 2016, the last trading day prior to our fiscal year end of July 3, 2016, minus the exercise price, multiplied by the number of unvested stock options as of such date. The closing market value of our Common Stock on July 1, 2016 was $42.33. Any shares subject to unvested stock options where the exercise price exceeds the closing market value of our Common Stock on July 1, 2016 are deemed to have no unrealized value.

(2)	Unrealized value equals the closing market value of our Common Stock as of July 1, 2016, the last trading day prior to our fiscal year end of July 3, 2016, multiplied by the number of unvested shares of our Common Stock as of such date. The closing market value of our Common Stock on July 1, 2016 was $42.33.

DIRECTOR COMPENSATION

General Information

During fiscal 2016, each of our non-employee directors received an annual retainer fee of $25,000 (or $90,000 with respect to our Non-Executive Chairman of the Board as described below), a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The respective chairmen of the Board committees received an additional retainer fee of $7,000 for the Audit Committee and $3,500 for the Compensation Committee and the Nominating and Corporate Governance Committee. Effective June 30, 1997, we implemented an Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors. The purpose of the Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors is to maximize long-term shareholder value by providing incentive compensation to non-employee directors in a form which relates the financial reward to an increase in our value to our shareholders and to enhance our ability to attract and retain outstanding individuals to serve as non-employee directors. Our Amended Economic Value Added Bonus Plan for Non-Employee

Members of the Board of Directors provides for the payment of a potential cash bonus to each non-employee director equal to the product of (a) 40% of the director’s retainer and meeting fees for the fiscal year, multiplied by (b) a Company Performance Factor. In general, the Company Performance Factor is determined by reference to our financial performance relative to a targeted cash-based return on capital, which is intended to approximate our weighted cost of capital (which was 10% for fiscal 2016).

Our non-employee directors are also eligible participants under our Amended and Restated Stock Incentive Plan and are entitled, subject to the discretion of our Compensation Committee, to receive awards under that plan. On August 19, 2015, our Compensation Committee approved specified grants of shares of restricted stock based upon fiscal 2015 performance of 600 shares to each of Mr. Stratton, Mr. Koss, Mr. Zimmer and Mr. Florsheim. All of these shares of restricted stock vest on the third anniversary of the grant date and have all the rights of our shares of common stock (including voting rights), other than the right to receive cash dividends while such shares are not vested. These shares of restricted stock had a grant date fair value per share of $69.02 as determined pursuant to FASB Accounting Standards Codification Topic 718.

On August 23, 2016, our Compensation Committee also made specified grants of shares of restricted stock based upon fiscal 2016 performance of 600 shares to each of Mr. Stratton, Mr. Koss, Mr. Zimmer and Mr. Florsheim. These shares of restricted stock will vest one-third each year over a three year period on the anniversary of the grant date and have all the rights of our shares of common stock (including voting rights), other than the right to receive cash dividends while such shares are not vested. These shares of restricted stock had a grant date fair value per share of $43.87 as determined pursuant to FASB Accounting Standards Codification Topic 718.

As noted elsewhere herein, our Board of Directors retained Verisight in May 2015 to compile a survey of board of director compensation data from a peer group of companies. Verisight compiled board of director pay practice data from the same industry peer companies as were included in the Verisight report prepared in May 2015 on executive officer compensation which was described above under “Compensation Discussion and Analysis-Peer Group Benchmarking”. The data compiled by the survey included an analysis of retainer fees for board and committee service, meeting fees, chairperson fees and incentive compensation. Based upon the survey results, the overall compensation level of our directors was at or near the median compensation of the directors of the companies included in the survey, with equity compensation being below the median but cash incentive compensation exceeding the median. Our Board of Directors and our Compensation Committee discussed the results of this survey at meetings held in early fiscal 2016 and subsequently formally approved changes relating to the compensation of our directors for fiscal 2016, which compensation components are described above.

In light of the results of the May 2015 Verisight Report, our Board of Directors and Compensation Committee again approved certain additional changes to our non-employee director compensation for fiscal 2017 which are summarized below:

•	increasing the annual retainer fee for each director to $27,000;

•	increasing the additional retainer fee for the chairman of the Audit Committee to $8,000; and

•	increasing the additional retainer fee for the chairman of the Compensation and the Nominating and Corporate Governance Committees to $4,500.

We expect to engage Verisight or a similar third party consultant to conduct a similar compensation analysis and report again at the end of fiscal 2017 (i.e., we expect to conduct a similar director compensation analysis every second fiscal year).

Commencing on September 1, 2012, Mr. Stratton became a non-employee member of our Board of Directors. As a non-employee director and Chairman of our Board, effective September 1, 2012 and thereafter unless changed or modified by approval of our Compensation Committee, Mr. Stratton is entitled to (1) an annual retainer fee of $90,000 and (2) board meeting fees and participation in the Amended and Restated Stock Incentive Plan and the Amended Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors on a basis consistent with our other non-employee directors, as described above. Our Board of Directors and Compensation Committee approved a reduction in the annual retainer fee payable to Mr. Stratton from $90,000 to $84,000 for fiscal 2017.

Director Summary Compensation Table

The following table summarizes the director compensation for fiscal year 2016 for all of our non-employee directors. Mr. Krejci did not receive any additional compensation for his service as an employee director during fiscal 2016 beyond the amounts previously disclosed in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Harold M. Stratton II	$97,500	$41,412	$—	$416	$139,328
Michael J. Koss	$42,000	$41,412	$—	$416	$83,828
Thomas W. Florsheim, Jr.	$42,000	$41,412	$—	$416	$83,828
David R. Zimmer	$45,500	$41,412	$—	$416	$87,328

(1)	The amounts in this column reflect the dollar value of long-term equity based compensation awards granted pursuant to the terms of our Amended and Restated Stock Incentive Plan during the fiscal year. These amounts equal the grant date fair value of shares of restricted stock, computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock-Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2016 Annual Report on Form 10-K filed with the Commission on September 8, 2016 and such information is incorporated herein by reference.

(2)	To the extent amounts are awarded, this column discloses the dollar value of all amounts earned by the director under our Amended Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors for performance in fiscal 2016 which were tied to incentive performance targets.

(3)	Amounts in this column represent dividends paid on shares of unvested restricted stock previously granted to the directors, which dividends were not included in the grant date fair value calculation for the restricted stock awards noted in footnote (1) above.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions

During fiscal 2016, other than as described above under Executive Compensation and Director Compensation, STRATTEC did not engage in any related party transactions within the meaning of the rules of the Commission.

Review and Approval of Related Person Transactions

The charter for our Audit Committee provides that one of the responsibilities of our Audit Committee is to review and approve related party transactions in accordance with the listing standards or requirements of the NASDAQ Stock Market. Although we do not currently have a formal written set of policies and procedures for the review, approval or ratification of related person transactions, we do have written procedures in place to identify related party transactions that may require Audit Committee approval. These procedures include annual submission of director and officer questionnaires. Where a related party transaction is identified, the Audit Committee reviews and, where appropriate, approves the transaction based on whether it believes that the transaction is at arms length and contains terms that are no less favorable than what we could have obtained from an unaffiliated third party.

PROPOSAL 2:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Proposal

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Commission rules and regulations (and consistent with the similar proposal on executive compensation submitted to our shareholders in connection with previous shareholder annual meetings), our Board of Directors has authorized a non-binding advisory shareholder vote to approve the compensation of our named executive officers as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other executive compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay programs and policies.

We believe that our compensation policies and procedures, which are reviewed and approved by our Compensation Committee, are designed to align our executive officer’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are important to our continued success. Our Compensation Committee periodically reviews and approves our compensation policies and procedures, and periodically reviews our executive compensation programs and takes any steps it deems necessary to continue to fulfill the objectives of our compensation programs.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation programs. These programs have been designed to promote a performance-based culture which aligns the interests of our named executive officers and other senior managers with the interests of our shareholders. This includes annual incentive cash compensation based on the named executive officers achieving their individual goals and objectives and STRATTEC achieving specified financial performance measures. A substantial portion of our named executive officers’ compensation is also based on equity awards with long-term vesting requirements.

Accordingly, shareholders are being asked to vote on the following resolution:

“Resolved, that the compensation paid to STRATTEC’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including pursuant to Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved by the shareholders of STRATTEC SECURITY CORPORATION.”

Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

If a quorum exists, the approval of the non-binding advisory proposal on our executive compensation described in this Proxy Statement requires the votes cast, in person or by proxy, and entitled to vote thereon, for this proposal to exceed the votes cast against this proposal. Abstentions and broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the non-binding advisory resolution approving our executive compensation.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

We are required to file an annual report, called a Form 10-K, with the Securities Exchange Commission. A copy of Form 10-K for the fiscal year ended July 3, 2016 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to Patrick J. Hansen, Office of the Corporate Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal or a nominee director for inclusion in our 2017 Proxy Statement in accordance with Rule 14a-8 must submit the proposal in writing to Patrick J. Hansen, Chief Financial Officer and Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. We must receive a proposal by May 11, 2017 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider the proposal or nominee for inclusion in our 2017 Proxy Statement. For additional information on nominee director proposals, see “Corporate Governance Matters — Director Nominations” above.

Proposals submitted other than pursuant to Rule 14a-8 that are not intended for inclusion in our 2017 Proxy Statement will be considered untimely if received after July 13, 2017 (90 days prior to the anniversary date of the previous year’s annual meeting of shareholders). If a shareholder gives notice of such a proposal after this deadline, Commission rules allow our proxy holders discretionary voting authority to vote against the shareholder proposal to the extent it is properly presented for consideration at the 2017 Annual Meeting of Shareholders.

OTHER MATTERS

Our directors know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

BY ORDER OF THE BOARD OF DIRECTORS

STRATTEC SECURITY CORPORATION

Patrick J. Hansen, Secretary

Milwaukee, Wisconsin

September 8, 2016

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ELECTION

OF THE NOMINEE DIRECTOR AND FOR PROPOSAL 2.

AFTER VOTING SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò     Please detach here    ò

STRATTEC SECURITY CORPORATION 2016 ANNUAL MEETING

1.	Election of director: (term expiring at the 2019 Annual Meeting)	01 Frank J. Krejci	☐	Vote FOR the nominee	☐	Vote WITHHELD from the nominee
(To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box to the right.)

2.	To approve the non-binding advisory proposal on executive compensation.	☐	Vote FOR the proposal	☐	Vote AGAINST the proposal	☐	ABSTAIN

3.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1, AND FOR PROPOSAL 2.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

If signing as attorney, executor, administrator, trustee or guardian, please add your full title as such. If shares are held by two or more persons, all holders must sign the Proxy.

STRATTEC SECURITY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, October 11, 2016

8:00 a.m. Central Time

Radisson Hotel

7065 North Port Washington Road

Milwaukee, WI 53217

Proxy Statement for the 2016 Annual Meeting of Shareholders

to be Held on October 11, 2016

Important Notice Regarding the Availability of Proxy Materials for the

2016 Annual Meeting of Shareholders to be held on October 11, 2016:

This Proxy Statement and the Accompanying Annual Report

are Available at www.strattec.com

STRATTEC SECURITY CORPORATION 3333 West Good Hope Road Milwaukee, WI 53209	proxy

STRATTEC SECURITY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank J. Krejci and Patrick J. Hansen, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION to be held on October 11, 2016 at 8:00 a.m. Central Time, at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutions may lawfully do by virtue hereof, and revokes all former proxies.

Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTOR, AND TO APPROVE THE NON-BINDING ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXIES APPOINTED.

See reverse for voting instructions.